As filed with the Securities and Exchange Commission on _
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Amstar International, Inc.
(Name of small business issuer in its charter)

Nevada (State or other Jurisdiction of Incorporation or Organization)	6162 (Primary Standard Industrial Classification Code Number)	20-1385868 (I.R.S. Employer Identification Number)

10851 Scarsdale Boulevard,
Suite 800
Houston, TX 77089
(281) 481-9040
(Address and telephone number of principal executive offices and principal place of business)

Howard M. Wayland, Jr.,
President
Amstar International, Inc.
10851 Scarsdale Boulevard, Suite 800
Houston, TX 77089
(281) 481-9040
(Name, address and telephone number of agent for service)

Copies to:

William R. Wayland, Esq. McKoon, Williams & Gold 633 Chestnut Street, 1300 Republic Centre Chattanooga, TN 37450 (423) 756-6400	Charles W. Barkley Attorney at Law 6201 Fairview Road, Suite 200 Charlotte, NC 28210 (704) 944-3143

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Units, each unit consisting of (2)	500,000	$1.25	$625,000	$79.13
(i) one share of common stock,	500,000	—	—
(ii) two Class A warrants to purchase one share of
common stock (3), and	1,000,000	—	—
(iii) four Class B warrants, each to purchase one
share of common stock (3)	2,000,000
Selling Shareholders	1,000,000	$1.25	$1,250,000	$158.25

Common stock issuable upon exercise of Class B warrants (3)	1,000,000	$2.00	$2,000,000	$253.40

Common stock issuable upon exercise of Class B warrants (3)	2,000,000	$3.00	$6,000,000	$760.20

Total				$1250.98

(1)           Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee for the shares of the Selling Security Holders and the resale of the securities that will be distributed as a dividend distribution to shareholders of Peoplesway.com, Inc., a Nevada corporation (“Peoplesway”). The sale of the shares of the Selling Security Holders and the resale of the securities that are being distributed to the selling shareholders of Peoplesway (the “Peoplesway Selling Security Holders”) are being registered pursuant to this Registration Statement. The registration fee for the shares of the Selling Security Holders and the registration fee for the shares of the Amstar Selling Security Holders are both based upon a value of $1.25.

(2)           The Selling Security Holders are offering 1,000,000 of the shares, which we are registering. These shares will be sold at $1.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices. We will distribute 500,000 Units to Peoplesway, which will be distributed as a dividend distribution to the Peoplesway Selling Security Holders on the basis of one Unit of our common stock for each Thirty three shares of Peoplesway common stock. The distribution of these shares is being registered pursuant to this Registration Statement. In addition, the resale of the securities of the Peoplesway Selling Security Holders is also being registered hereunder. The shares of all Selling Security Holders will be sold at $1.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices.

(3)           We are registering the Units, the shares contained within the Units, the shares issuable upon exercise of the warrants as well as the warrants themselves.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED ______, 2004

PRELIMINARY PROSPECTUS
AMSTAR INTERNATIONAL, INC.

A Nevada Corporation

1,000,000 Shares of Common Stock and 500,000 Units

Certain Selling Security Holders of Amstar International, Inc. (“Amstar,” “we,” “us,” “our”) are offering 1,000,000 shares of our common stock for sale. In addition, we are issuing 500,000 Units to our strategic partner, Peoplesway.Com, Inc. (“Peoplesway”), which is distributing the 500,000 Units as a dividend distribution to its shareholders of record as of August 20, 2004, on the basis of one share of our common stock for each thirty three shares of Peoplesway common stock. Fractional shares will not be distributed. Each unit consists of one share of Amstar unregistered common stock, ($0.001 par value); two Redeemable Class A Warrants, each exercisable for one share of common stock at an exercise price of $2.00; and four Redeemable Class B Warrants, each exercisable for one share of common stock at an exercise price of $3.00. Prior to this offering, there has been no public market for our securities. Finally, Peoplesway and the Peoplesway Security Holders are offering for resale the securities contained in the 500,000 Units.

To summarize, this registration is comprised of shares of common stock registered for sale by the Selling Security Holder, securities issued to Peoplesway as part of a strategic alliance agreement, and securities registered pursuant to a dividend distribution to holders of Peoplesway common stock, and securities registered for sale by the Peoplesway Selling Security Holders.

Peoplesway shareholders are not required to take any action to receive their securities. No consideration need be paid by the holders of Peoplesway shares for our shares.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Our securities have not been traded. We intend to apply to have our common stock traded on the Over the Counter Bulletin Board. We may be unable to obtain a listing and even if we are successful, there is no assurance any trading market will develop.

AVAILABLE INFORMATION

We will become subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Requests for copies should be directed to the Commission’s Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

We have filed with the Commission a Registration on Form SB-2 of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this Prospectus or any documents incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission’s Web site (http:// www.sec.gov).

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This offering is limited to sale of securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the units.

Until ________________, 2004 (25 days after the commencement of this offering), all dealers that buy, sell or trade the securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes incorporated by reference in this Prospectus. The Prospectus should be read in its entirety, as this summary does not contain all facts necessary to make an investment decision.

PROSPECTUS SUMMARY

SUMMARY OF THE OFFERING

Our Company

We formed a Nevada corporation on July 6, 2004 as Amstar International, Inc. for the purpose of re-domiciling the Company to the state of Nevada. We operate through our wholly owned subsidiary, Amstar Mortgage Corporation, a Texas corporation that was formed on October 10, 2002. On August 10, 2004, our sole shareholder exchanged all of the outstanding shares of Amstar Mortgage Corporation for 12,500,000 shares of Amstar International, Inc. This effectively made Amstar Mortgage Corporation a wholly owned subsidiary of Amstar International, Inc. All of our operations are conducted through our subsidiary, Amstar Mortgage Company.

We are a consumer finance company primarily engaged in the business of originating and selling mortgage loans secured by single family residences. We operate through a network of affiliated branches, sometimes called “net branches,” that consist of independently managed retail mortgage branches. During the first nine months of 2004, we originated approximately $484,775,169.95 of mortgage loans.

As a fundamental part of our business and financing strategy, we sell our loans to third party investors in the secondary market. We maximize opportunities in our loan disposition transactions by selling the loans we make through a combination of securitization transactions and whole loan sales, depending on market conditions, profitability and cash flows.

Amstar International, Inc. is a Nevada corporation incorporated in 2004. Amstar’s principal executive office is located at 10851 Scarsdale Boulevard, Suite 800, Houston, Texas 77089. Our telephone number is (281) 481-9040. Our website is www.amstarmtg.com. The information on or that can be accessed through our website is not a part of this prospectus. Unless the context indicates otherwise, the terms “we,” “us,” and “our” refers to Amstar International, Inc., a Nevada corporation and Amstar Mortgage Company.

On or about June 9, 2004, we entered into a strategic alliance with Peoplesway.com, Inc., (“Peoplesway”), a Nevada Corporation. Peoplesway represents that it maintains a proprietary web site at www.peoplesway.com, for the sales of cosmetics and health supplements, which are sold through approximately 14,000 independent contractors. As part of our agreement, Peoplesway will offer our mortgage broker services to its independent contractors at a preferential rate. As partial consideration for the agreement, we will issue 500,000 Units to Peoplesway.

Peoplesway plans to make a registered dividend distribution of our shares pursuant to this prospectus to its outstanding shareholders, on the basis of one share of Amstar common stock for each thirty three shares of Peoplesway common stock owned. The estimated number of holders of Peoplesway common stock was 429, based on records from its transfer agent as of March 31, 2004 .

RISK FACTORS:

This offering involves a high degree of risk, elements of which include:

OUR LACK OF OPERATING HISTORY MAKES EVALUATION OF OUR BUSINESS DIFFICULT.

THE PRICE ASSIGNED TO THE SECURITIES MAY NOT REFLECT THE MARKET VALUE AND THERE MAY NOT BE A LIQUID MARKET TO SELL YOUR SECURITIES.

WE MAY NOT HAVE SUFFICIENT ADMINISTRATIVE RESOURCES TO MANAGE OUR GROWTH.

IF WE ARE UNABLE TO MAINTAIN ADEQUATE FINANCING SOURCES OR OUTSIDE SOURCES OF CASH ARE NOT SUFFICIENT, OUR EARNINGS AND FINANCIAL POSITION WILL SUFFER AND JEOPARDIZE OUR ABILITY TO OPERATE AS A GOING CONCERN.

OUR EARNINGS MAY DECREASE BECAUSE OF INCREASES OR DECREASES IN INTEREST RATES.

AN INTERRUPTION OR REDUCTION IN THE SECURITIZATION AND WHOLE LOAN MARKETS WOULD HURT OUR FINANCIAL PERFORMANCE.

IF WE ARE UNABLE TO SELL A SIGNIFICANT PORTION OF OUR MORTGAGE LOANS ON AT LEAST A QUARTERLY BASIS, OUR EARNINGS WOULD DECREASE.

CHANGES IN THE VOLUME AND COST OF OUR BROKER LOANS MAY DECREASE OUR LOAN PRODUCTION AND DECREASE OUR EARNINGS.

OUR COMPETITORS IN THE MORTGAGE BANKING MARKET ARE OFTEN LARGER AND HAVE GREATER FINANCIAL RESOURCES THAN WE DO, WHICH WILL MAKE IT DIFFICULT FOR US TO SUCCESSFULLY COMPETE.

THE RISKS ASSOCIATED WITH OUR BUSINESS INCREASE IN ANY ECONOMIC SLOWDOWN OR RECESSION.

WE MAY BE REQUIRED TO REPURCHASE MORTGAGE LOANS OR INDEMNIFY INVESTORS IF WE BREACH REPRESENTATIONS AND WARRANTIES, WHICH WOULD HURT OUR EARNINGS.

IF WE ARE UNABLE TO COMPLY WITH MORTGAGE BANKING RULES AND REGULATIONS, OUR ABILITY TO MAKE MORTGAGE LOANS MAY BE RESTRICTED, WHICH WOULD HURT OUR EARNINGS.

CHANGES IN THE MORTGAGE INTEREST DEDUCTION COULD DECREASE OUR LOAN PRODUCTION AND HURT OUR FINANCIAL PERFORMANCE.

RISK OF VIOLATION OF REPRESENTATIONS MADE TO LOAN PURCHASERS.

OUR PRINCIPAL STOCKHOLDERS CONTROL OUR BUSINESS AFFAIRS IN WHICH CASE YOU WILL HAVE LITTLE OR NO PARTICIPATION IN OUR BUSINESS AFFAIRS.

OUR TRADE NAMES AND INTELLECTUAL PROPERTY ARE NOT PROTECTED.

WE MAY HAVE LIQUIDITY RISKS.

RISKS RELATED TO THE SALE OF LOANS

RISKS ASSOCIATED WITH THE NEED FOR ALTERNATIVE FINANCING.

AN INTERRUPTION OR REDUCTION IN THE SECURITIZATION AND WHOLE LOAN MARKETS WOULD HURT OUR FINANCIAL PERFORMANCE.

WE WILL NEED ADDITIONAL CAPITAL, WHICH COULD CAUSE DILUTION TO YOUR INVESTMENT, AND OUR INABILITY TO OBTAIN NEEDED CAPITAL MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

OUR INDUSTRY IS HIGHLY COMPETITIVE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO GROW OUR CUSTOMER BASE AND GENERATE SALES.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR EXISTING KEY EMPLOYEES AND HIRING AND ASSIMILATING NEW KEY EMPLOYEES AND OUR INABILITY TO ATTRACT OR RETAIN KEY PERSONNEL IN THE FUTURE WOULD MATERIALLY HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

RISKS RELATED TO INVESTMENT IN OUR SECURITIES

THERE IS NO PRESENT PUBLIC TRADING MARKET FOR OUR COMMON STOCK, AND AN ACTIVE MARKET MAY NOT DEVELOP OR, IF DEVELOPED, BE SUSTAINED. IF A PUBLIC TRADING MARKET DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO SELL ANY OF YOUR SECURITIES.

THE COMMON STOCK PURCHASE WARRANTS MAY BE REDEEMED ON SHORT NOTICE. THIS MAY HAVE AN ADVERSE EFFECT ON THEIR PRICE.

WHILE THE PUBLIC WARRANTS ARE OUTSTANDING, IT MAY BE MORE DIFFICULT TO RAISE ADDITIONAL EQUITY CAPITAL.

WE DO NOT INTEND TO SEEK QUALIFICATION FOR THE SECURITIES IN ALL STATES AND MAY BE UNABLE TO OBTAIN QUALIFICATION IN ANY EVENT. IF EXEMPTIONS ARE UNAVAILABLE, YOU MAY BE UNABLE TO RESELL YOUR SECURITIES.

FUTURE SALES OR THE POTENTIAL FOR FUTURE SALES OF SHARES OF OUR COMMON STOCK MAY CAUSE THE TRADING PRICE OF OUR COMMON STOCK AND PUBLIC WARRANTS TO DECLINE AND COULD IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH SUBSEQUENT EQUITY OFFERINGS.

IF WE DO NOT MAINTAIN AN EFFECTIVE REGISTRATION STATEMENT OR COMPLY WITH APPLICABLE STATE SECURITIES LAWS, YOU MAY NOT BE ABLE TO EXERCISE THE REDEEMABLE CLASS A OR REDEEMABLE CLASS B COMMON STOCK PURCHASE WARRANTS.

FUTURE SALES OF OUR COMMON STOCK COULD PUT DOWNWARD SELLING PRESSURE ON OUR SHARES, AND ADVERSELY AFFECT THE STOCK PRICE. THERE IS A RISK THAT THIS DOWNWARD PRESSURE MAY MAKE IT

IMPOSSIBLE FOR AN INVESTOR TO SELL HIS SHARES AT ANY REASONABLE PRICE.

SHARES OF COMMON	13,000,000 shares
STOCK OUTSTANDING
AS OF THE DATE OF
THISPROSPECTUS:

SHARES OF COMMON	13,500,000 shares
STOCK OUTSTANDING
AFTER OFFERING

TERMS OF THE OFFERING

As of August 20, 2004, we had 13,000,000 shares of our common stock outstanding, of which 12,500,000 are owned by our Chairman and CEO, Howard M. Wayland, Jr. This offering is comprised of a registered securities offering of 1,000,000 shares offered by Selling Security Holders, including 500,000 held by Mr. Wayland,, a registered dividend distribution of 500,000 Units by Peoplesway, and a registered securities offering by the Peoplesway Selling Security Holders of the securities that they receive in the dividend distribution. Both the Selling Security Holders and the Peoplesway Selling Security Holders will sell their shares at $1.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices. No fractional shares will be distributed.

Securities offered:	1,000,000 shares of our common stock, including 500,000 shares offered by Howard M. Wayland, Jr., our Chairman and CEO; and 500,000 Units. Each unit consists of one share of Amstar common stock, ($0.001 par value); two Redeemable Class A Common Stock Purchase Warrants (the “Class A Warrants”), each exercisable for one share of common stock at an exercise price of $2.00; and four Redeemable Class B Common Stock Purchase Warrants (the “Class B Warrants”), each exercisable for one share of common stock at an exercise price of $3.00.

The Class A and Redeemable Class B Warrants are immediately detachable and need not trade as a Unit. When the units separate the common stock, the Class A Common Stock Warrants and the Class B Warrants may trade separately, if a trading market develops for any of the securities.

Redeemable Class
A Common Stock
Purchase Warrants:	The Class A Warrants included in the units will be exercisable upon the effectiveness of this offering, assuming the units separate at that time. The exercise price of a Class A Warrant is $2.00. The Class A Warrants expire on the second anniversary of the effective date of this offering.

Redeemable Class
B Common Stock
Purchase Warrants:	The Class B Warrants included in the units will be exercisable upon the effectiveness of this offering, assuming the units separate at that time. The exercise price of a Class B Warrant is $3.00. The Class B Warrants expire on the second anniversary of the effective date of this offering.

We have the right to redeem the Class A Warrants and/or the Class B Warrants issued in this offering at a redemption price of $0.25 per warrant beginning six months after the date of the final prospectus prepared in connection with this offering. We are required to provide 30 days prior written notice to the Warrant holders of our intention to redeem the warrants.

Because of Peoplesway’s role in the distribution there is a possibility that it may be deemed to be a “statutory underwriter” within the meaning of Section 2(11) of the Securities Act. Peoplesway has advised us that it will comply with prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to its shareholders. Further, Peoplesway has acknowledged that it is familiar with the anti-manipulation rules of the SEC, including Regulation M. These rules may apply to sales by Peoplesway in the market if a market develops. However, Peoplesway will not own any shares of our company after the distribution and has no plans for future sales or purchases.

Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits sales or purchases to stabilize the price of a security in the distribution.

We have agreed to pay all estimated expenses of registering the securities. Although we will pay all offering expenses, we will not receive any proceeds from the sale of the securities.

TAX CONSEQUENCES OF THE PEOPLESWAY DISTRIBUTION

Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code provided that Peoplesway has current or accumulated earnings and profits. The fair market value of our common stock will be established by trading that develops immediately subsequent to the Peoplesway distribution. As of August 10, 2004, the taxable dividend value of each of our shares to be distributed to Peoplesway shareholders was $0.025. This was arrived at by taking our shareholders’ equity of $281,581 at September 30, 2003 and dividing that amount by the number of our outstanding shares on August 10, 2004.

The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor about their own particular situation.

USE OF PROCEEDS:         All proceeds from sales of our shares of Units, common stock, Class A Warrants and Class B Warrants from this offering will be retained by the selling security holders. The Company will receive no proceeds, except the exercise price upon exercise of the warrants. We will receive up to $8,000,000 upon the exercise of the warrants in full. We will pay all of the expenses of the offering, including, without limitation, professional fees and printing expenses.

PLAN OF DISTRIBUTION:	This is a best efforts underwriting, with no commitment by anyone to purchase any securities.

PROPOSED SYMBOLS:	We intend to file an application to list the units, the common stock, the Redeemable Class A Common Stock Purchase Warrant and the Redeemable Class B Common Stock Purchase Warrant under the symbols “AMSRU,” “AMSR,” “AMSRW” and “AMSRZ” on the OTC Bulletin Board.

FINANCIAL SUMMARY INFORMATION.

Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information that is contained in this prospectus, including the financial statements and their explanatory notes.

Statements of Operations	For the year ended September 30, 2003	For the seven months ended April 30, 2004 (Unaudited)

Revenues	$6,396,052	11,797,580
Origination Expenses	$225,135	522,473
Gross Profit	$6,170,917	11,275,107
General & Administrative Expenses	$6,129,485	11,173,627
Operating Income	$41,432	101,480
Other Income	$10,510	4,180
Interest Expense	$(1,751)	(13,440)
Net income (Before Income Taxes)	$50,191	92,220
Income Tax Expense	$(7,013)	(6,693)
Net Income	$43,178	85,257
Net income (loss) per common share	$.0003	.0068

Balance Sheet	As of September 30, 2003

Available cash	$240,337	738,662
Total current assets	$325,404	925,157
Fixed Assets	$411,534	433,870
Total Assets	$736,938	1,359,027
Total Current liabilities	$224,034	754,292
Total Liabilities	$455,357	991,919
Stockholders equity (deficiency)	$281,581	367,108
Stockholders equity and Liabilities	$736,938	1,359,027

RISK FACTORS

            An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors described below, together with all of the other information in this prospectus, before making an investment decision. If a market develops, the trading price of our securities could decline due to any of these risks and uncertainties, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

OUR LACK OF OPERATING HISTORY MAKES EVALUATION OF OUR BUSINESS DIFFICULT.

We were formed in 2002 and have completed only one fiscal year under our direction. We are at an early stage of development and there is no meaningful historical financial or other information available upon which you can base your evaluation of our business and prospects. From our inception to September 30, 2003, we have had $6,396,052 in revenue and a net income of $43,178. Our total stockholders’ equity as of September 30, 2003 amounted to $281,581. In addition, our early stage of development means that we may have less insight into how market and technology trends may affect our business. If we are not able to develop our business, we will not be able to achieve our goals and could suffer economic loss or collapse, in which case you may lose your entire investment.

THE PRICE ASSIGNED TO THE SECURITIES MAY NOT REFLECT THE MARKET VALUE AND THERE MAY NOT BE A LIQUID MARKET TO SELL YOUR SECURITIES.

To exercise the redeemable Class A common stock purchase warrants, you must pay the warrant exercise price of $2.00 per share. To exercise the redeemable Class B common stock purchase warrants, you must pay the warrant exercise price of $3.00 per share. The warrant exercise price is not necessarily related to our assets, book value or net worth or any other established criteria of our value, and may not represent the fair value. In addition, we cannot assure you that the market price of our Common Stock will not decline during the warrant exercise period or following the issuance of the warrant exercise rights and the issuance of the shares underlying the warrants.

The Class A and Class B warrants will not likely be listed on any exchange or market quotation system. Although you will be able to convert any warrants that you purchase into Common Stock at any time that a current prospectus is in effect, if the Common Stock is not listed on an exchange or market quotation system you may have difficulty selling your warrants or the shares underlying the warrants.

We cannot assure you that the shares of common stock will trade at prices equal or greater than the warrant exercise price.

WE MAY NOT HAVE SUFFICIENT ADMINISTRATIVE RESOURCES TO MANAGE OUR GROWTH

Our growth has occurred and will likely continue to occur by adding additional “affiliated branch” offices. Each affiliated branch office is managed independently but defers general administrative and overhead functions to the Company. Each affiliated branch requires administrative support, such as bookkeeping, payroll, human resources, and employee benefits. To date, we have attempted to assimilate these offices without adding additional personnel or resources. Many of the affiliated branch employees have been “leased” through a third party “Professional Employer’s Organization” (“PEO”) that manages many of these functions. We are in the process of phasing out the PEO and assuming these duties in-house. We will likely need additional systems and skilled personnel to handle these responsibilities. Currently, our affiliated branch agreement permits either party to terminate the arrangement by giving thirty days advance notice. If we fail to provide adequate administrative support, affiliated branches could terminate and our business would likely suffer as a result. In addition, there are legal and regulatory liabilities that could arise from failure to manage these functions properly.

IF WE ARE UNABLE TO MAINTAIN ADEQUATE FINANCING SOURCES OR OUTSIDE SOURCES OF CASH ARE NOT SUFFICIENT, OUR EARNINGS AND FINANCIAL POSITION WILL SUFFER.

We need access to short and long term sources of cash to fund our operations. Without continued access to cash, our ability to produce and sell mortgage loans could be jeopardized. We use cash primarily for:

    - mortgage loan originations and purchases before their securitization or sale in the secondary market;

    - fees and expenses incurred for the securitization of mortgage loans;

    - cash reserve accounts or overcollateralization required in the sale or securitization of loans;

    - tax payments generally due on recognition of non-cash gain on sale recorded in the securitizations of mortgage loans;

    - ongoing administrative and other operating expenses;

    - interest and principal payments under our revolving warehouse and repurchase facilities and other existing indebtedness;

    - delinquent interest and other related expenses we advance on the mortgage loans in our portfolio; and

    - investments in technology initiatives and other capital improvements.

We receive cash primarily from the following sources:

    - REVOLVING BORROWINGS. We borrow cash from various commercial loans, called revolving warehouse and repurchase facilities, to fund the mortgage loans that we make or buy. We are required to pay down these revolving warehouse and repurchase facilities when we sell our mortgage loans.

    - SALE OF MORTGAGE LOANS. We sell some of our mortgage loans for cash in the whole loan sale market and we sell the rest of our mortgage loans in securitization transactions for loans originated by our mortgage banking operations. We receive the difference between the price at which we sell the mortgage loans and the amount owed on our revolving warehouse or repurchase facilities for these loans in cash. A significant portion of these sums are then paid to the branches under the affiliated branch participation arrangement.

    - SALE OF RESIDUAL INTEREST ASSETS CREATED IN SECURITIZATIONS. In a securitization transaction, we may retain a subordinated interest, called the residual interest, in the securitized mortgage loans. The holder of the residual interest is entitled to receive the excess spread from the securitization, or the difference between the interest rate received on the mortgages, and the lower interest rate paid the bondholders in the securitization transaction. As the holder of the residual interest, we also retain the right to any mortgage loans that are still outstanding after the bonds from the securitization transaction are paid in full. At the time of the securitization transaction, we determine the value of the residual interest as the present value of expected cash flows from the excess spread, and record the value of the residual interest as an asset. We sold the residual interests in the securitization transaction which closed during the nine months ended June 30, 2004 for cash under a residual forward sale facility and may sell future residual interests for cash until the expiration of that facility.

OUR EARNINGS MAY DECREASE BECAUSE OF INCREASES OR DECREASES IN INTEREST RATES.

An increase in long-term interest rates could, among other things:

    - decrease consumer demand for credit in general; and

    - reduce the average size of mortgage loans that we make, by decreasing demand for refinancing lower-rate first mortgage loans and increasing demand for second mortgage loans.

An increase in short-term interest rates could, among other things,

    - increase our borrowing costs, most of which are tied to those rates;

    - reduce our excess spread and the income recognized in a securitization. In addition, during the time the securitization bonds are outstanding, adjustable rate mortgage loans adjust based on an index or adjustment period different from the index and adjustment period for bonds issued in a securitization. Adjustable rate mortgage loans are also subject to interest rate caps, which limit the amount the interest rate can change during any given period and over the life of the loans. If interest rates increase, the interest rates on the bonds issued in a securitization transaction could increase faster, without limitation by caps, than the interest rates on our adjustable rate mortgage loans in the securitization, and

    - reduce the price paid for loans we made at lower interest rates in whole loan sales of mortgage loans.

A decline in long-term or short-term interest rates could increase the prepayment rate. Any of these changes in interest rates could hurt our earnings.

AN INTERRUPTION OR REDUCTION IN THE SECURITIZATION AND WHOLE LOAN MARKETS WOULD HURT OUR FINANCIAL PERFORMANCE.

In order for us to continue our mortgage loan origination and purchase operations, we must be able to sell the mortgage loans we make in the securitization and whole loan markets. We use the cash proceeds from these sales to pay down our warehouse and repurchase facilities and make new mortgage loans. The value of our mortgage loans depends on a number of factors, including general economic conditions, interest rates and governmental regulations. In addition, we rely on institutional purchasers, such as investment banks, financial institutions and other mortgage lenders, to purchase our mortgage loans in the whole loan market and the bonds issued in securitization transactions. We cannot be sure that the purchasers will be willing to purchase mortgage loans on satisfactory terms or that the market for such loans will continue. Adverse changes in the securitization and whole loan markets may adversely affect our ability to securitize or sell our mortgage loans for acceptable prices within a reasonable period of time, which would hurt our earnings.

IF WE ARE UNABLE TO SELL A SIGNIFICANT PORTION OF OUR MORTGAGE LOANS ON AT LEAST A QUARTERLY BASIS, OUR EARNINGS WOULD DECREASE.

We earn income on our mortgage loans when they are sold. Our strategy is to sell all of the mortgage loans we make at least quarterly. However, market and other considerations could affect the timing of the sale of our mortgage loans. If we are not able to sell all of the mortgage loans that we make during the quarter in which the loans are made, we would likely not be profitable for that quarter.

CHANGES IN THE VOLUME AND COST OF OUR BROKER LOANS MAY DECREASE OUR LOAN PRODUCTION AND DECREASE OUR EARNINGS.

We depend on our “affiliated branch” system for most of our mortgage loans, which we call “broker loans.” Our earnings and financial condition could be hurt by a decrease in the volume or an increase in the cost of our broker loans. A decrease in volume or an increase in the cost of broker loans could result from competition from other lenders and purchasers of broker loans. The mortgage brokers are not obligated by contract or otherwise to do business with us and negotiate with many lenders for each prospective borrower. We compete with these other lenders for the brokers’ business on pricing, service, loan fees, costs and other factors. Currently, we are attempting to mitigate this risk by increasing our own mortgage banking business.

OUR COMPETITORS IN THE MORTGAGE BANKING MARKET ARE OFTEN LARGER AND HAVE GREATER FINANCIAL RESOURCES THAN WE DO, WHICH WILL MAKE IT DIFFICULT FOR US TO SUCCESSFULLY COMPETE.

We face intense competition in the business of originating, purchasing and selling mortgage loans. Competition among industry participants can take many forms, including convenience in obtaining a mortgage loan, customer service, marketing and distribution channels, amount and term of the loan, mortgage loan origination fees and interest rates. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources and lower costs of capital than we do. In the future, we may also face competition from government-sponsored entities, such as FannieMae and FreddieMac. These government-sponsored entities may enter the subprime mortgage market and target potential customers in our highest credit grades, who constitute a significant portion of our customer base. Additional competition may lower the rates we can charge borrowers and increase the cost to purchase mortgage loans, which would decrease our earnings on the sale or securitization of these loans. Increased competition may also reduce the volume of our mortgage loan originations and mortgage loan sales and increase the demand for our experienced personnel and the potential that such personnel will leave for competitors.

THE RISKS ASSOCIATED WITH OUR BUSINESS INCREASE IN ANY ECONOMIC SLOWDOWN OR RECESSION.

Foreclosures and resulting losses generally increase during economic slowdowns or recessions. Periods of economic slowdown or recession may also reduce real estate values. Any decline in real estate values reduces the ability of borrowers to use their home equity to borrow money, and may reduce the demand for our mortgage loans. Declines in real estate values also increase losses in the event of foreclosure.

WE MAY BE REQUIRED TO REPURCHASE MORTGAGE LOANS OR INDEMNIFY INVESTORS IF WE BREACH REPRESENTATIONS AND WARRANTIES, WHICH WOULD HURT OUR EARNINGS.

We are required under agreements governing our securitization transactions and whole loan sales to repurchase or replace mortgage loans which do not conform to representations and warranties we make at the time of sale concerning breaches of fiduciary obligations, misrepresentations, errors and omissions of our employees and officers, incomplete documentation and failures to comply with various laws and regulations applicable to our business. In addition, we may be obligated, in certain whole loan sales, to buy back mortgage loans if the borrower defaults on the first payment of principal and interest due. Such repurchase obligations could hurt our earnings and have a material adverse effect on our financial position.

IF WE ARE UNABLE TO COMPLY WITH MORTGAGE BANKING RULES AND REGULATIONS, OUR ABILITY TO MAKE MORTGAGE LOANS MAY BE RESTRICTED, WHICH WOULD HURT OUR EARNINGS.

Our operations are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. Our operations are also subject to various laws, regulations and judicial and administrative decisions. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, govern inspections and appraisals of properties and credit reports on mortgage loan applicants, regulate collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

The Real Estate Settlement Procedures Act (“RESPA”) governs the procedures pertaining to the settlement of residential real estate in the United States. From time to time changes in the regulatory format are proposed to limit fees chargeable by third party mortgage originators. The Company is unable to predict what effect, if any, changes to RESPA may have on the Company’s earnings.

Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could negatively impact our operations and our earnings.

CHANGES IN THE MORTGAGE INTEREST DEDUCTION COULD DECREASE OUR LOAN PRODUCTION AND HURT OUR FINANCIAL PERFORMANCE.

Members of Congress and government officials have from time-to-time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of our mortgage loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this change. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans of the kind offered by us.

RISK OF VIOLATION OF REPRESENTATIONS MADE TO LOAN PURCHASERS.

We make representations and warranties to the purchasers of our mortgage loans regarding compliance with laws, regulations and program standards and the accuracy of information. Under certain circumstances we could become liable for damages or be required to repurchase a loan if there has been a breach of these representations or warranties. We generally receive similar representations and warranties from our loan sources. If these representations and warranties are breached, we would be subject to the risk that a loan source will not have the financial capacity to repurchase loans or that a loan source will not otherwise respond to our demands. We cannot guarantee that we will not experience losses due to breaches of representations and warranties in the future.

OUR PRINCIPAL STOCKHOLDERS CONTROL OUR BUSINESS AFFAIRS IN WHICH CASE YOU WILL HAVE LITTLE OR NO PARTICIPATION IN OUR BUSINESS AFFAIRS.

Currently, our principal stockholder, Howard Wayland, Jr., owns 92.6% of our common stock. After effecting the distribution of units under this offering and assuming sale of all securities offered, Mr. Wayland will control 12,000,000 shares. As a result, he will have control over all matters requiring approval by our stockholders without the approval of minority stockholders. In addition, he will be able to elect all of the members of our Board of Directors, which will allow him to control our affairs and management. He will also be able to effect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. As a result, he will have significant influence and control over all matters requiring approval by our stockholders. Accordingly, you will be limited in your ability to affect changes in how we conduct our business.

OUR TRADE NAMES AND INTELLECTUAL PROPERTY ARE NOT PROTECTED.

We currently have no trademarks or similar protections for our trade names, trade dress, trade secrets or intellectual property that would preclude or inhibit competitors from entering our market. Further, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving. We cannot assure that our business activities will not infringe the proprietary rights of others or that such other parties will not assert infringement claims against us. Any claims or resultant litigation could subject us to significant liability for damages and could result in invalidation of our property rights and, even if not meritorious, could be time consuming and expensive to defend and could result in the diversion of management time and attention. Any of these events could impact our business, causing additional cost to protect our intellectual property or to defend against claims.

LIQUIDITY RISKS.

Our business operations require continued access to adequate cash to fund, purchase and make mortgage loans, to pay interest on, and repay, our debts and to pay general and administrative expenses. A liquidity shortage, among other things, has reduced the availability of warehouse credit lines to finance first mortgage loans, home equity loans and high loan-to-value loans prior to their sale. We are currently dependent on the Warehouse Line to fund, purchase and make mortgage loans before we sell them. If we successfully increase loan production, we will need increasingly larger amounts of cash for our operations.

RISKS RELATED TO THE SALE OF LOANS

We are increasingly relying on selling loans in securitization transactions to generate cash. As a major part of our strategic initiatives, we intend to generate positive cash flow mainly by selling loans to institutional purchasers in the secondary market.

The value of, and markets for, selling our loans are dependent on, among other things:

     (1) the willingness of banks, thrifts and other institutional purchasers to acquire mortgage and home equity loans;

     (2) the premiums over the principal amount of these loans that institutional purchasers are willing to pay; and

     (3) the resale market for our loans.

The markets also are affected by more general factors, including general economic conditions, interest rates and government regulations. These factors currently affect, and may continue to affect, our ability to sell loans in the secondary market for acceptable prices within reasonable time frames. A reduction in the secondary market for first mortgage loans, home equity loans and high loan-to-value loans would hurt our ability to sell loans in the secondary market as well as our liquidity and future loan production. We cannot predict whether the liquidity of the secondary market will continue to diminish in the future.

RISKS ASSOCIATED WITH THE NEED FOR ALTERNATIVE FINANCING.

If the amounts available under our Warehouse Lines to fund our loan production prior to its sale are insufficient to enable us to produce the volume of loans necessary for us to operate profitably or on a positive cash flow basis, we will have to seek out other sources of liquidity. This may include additional warehouse financing and debt and/or equity securities offerings. If that happens, we cannot guarantee that additional financing will be available on favorable terms, or at all. If we are not successful in maintaining or replacing existing financing or obtaining additional financing, we would have to reduce our activities.

AN INTERRUPTION OR REDUCTION IN THE SECURITIZATION AND WHOLE LOAN MARKETS WOULD HURT OUR FINANCIAL PERFORMANCE.

In order for us to continue our mortgage loan origination and purchase operations, we must be able to sell the mortgage loans we make in the securitization and whole loan markets. We use the cash proceeds from these sales to pay down our warehouse and repurchase facilities and make new mortgage loans. The value of our mortgage loans depends on a number of factors, including general economic conditions, interest rates and governmental regulations. In addition, we rely on institutional purchasers, such as investment banks, financial institutions and other mortgage lenders, to purchase our mortgage loans in the whole loan market and the bonds issued in securitization transactions. We cannot be sure that the purchasers will be willing to purchase mortgage loans on satisfactory terms or that the market for such loans will continue. Adverse changes in the securitization and whole loan markets may adversely affect our ability to securitize or sell our mortgage loans for acceptable prices within a reasonable period of time, which would hurt our earnings.

WE WILL NEED ADDITIONAL CAPITAL, WHICH COULD CAUSE DILUTION TO YOUR INVESTMENT, AND OUR INABILITY TO OBTAIN NEEDED CAPITAL MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We may need to obtain additional financing to complete subsequent phases of our business plan. Additional financing will likely cause dilution to our stockholders and could involve the issuance of securities with rights senior to the outstanding shares. There is no assurance that such funds will be sufficient, that the financing will be available on terms acceptable to us and at such times as required, or that we will be able to obtain the additional financing required, if any, for the continued operation and growth of our business. Any inability to raise necessary capital will have a material adverse effect on our ability to meet our projections, deadlines and goals and will have a material adverse effect on our revenues and net income.

OUR INDUSTRY IS HIGHLY COMPETITIVE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO GROW OUR CUSTOMER BASE AND GENERATE SALES.

The target markets for the products we are developing are competitive. We expect competition from numerous companies in each of the markets in which we intend to participate. Our competition consists of numerous well funded competitors such as banks, national mortgage companies, national real estate brokerage companies and even some broker dealers.

Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources. In addition, there are a variety of competing technologies currently in the market and under development, any one of which could achieve manufacturing costs per watt lower than our manufacturing technology.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR EXISTING KEY EMPLOYEES AND HIRING AND ASSIMILATING NEW KEY EMPLOYEES AND OUR INABILITY TO ATTRACT OR RETAIN KEY PERSONNEL IN THE FUTURE WOULD MATERIALLY HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

Our success depends on the continuing efforts and abilities of Howard M. Wayland, Jr., our President and Chief Executive Officer. In addition, our future success will depend, in part, on our ability to attract and retain highly skilled employees, including management, technical and sales personnel. The loss of services of any of our key personnel, the inability to attract or retain key personnel in the future, or delays in hiring required personnel, could materially harm our business and results of operations. We may be unable to identify and attract highly qualified employees in the future. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

RISKS RELATED TO INVESTMENT IN OUR SECURITIES

THERE IS NO PRESENT PUBLIC TRADING MARKET FOR OUR COMMON STOCK, AND AN ACTIVE MARKET MAY NOT DEVELOP OR, IF DEVELOPED, BE SUSTAINED. IF A PUBLIC TRADING MARKET DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO SELL ANY OF YOUR SECURITIES.

There is presently no public trading market for any of our securities, and we can provide no assurance that an active market will develop or be sustained. If an active public trading market does not develop or is not sustained, it may be difficult or impossible for you to resell your securities at any price. Even if a public market does develop, the market price could decline below the amount you paid for your securities.

THE COMMON STOCK PURCHASE WARRANTS MAY BE REDEEMED ON SHORT NOTICE. THIS MAY HAVE AN ADVERSE EFFECT ON THEIR PRICE.

We may redeem the Common Stock Purchase Warrants, beginning six months after the date of this prospectus, for $0.25 per warrant (subject to adjustment in the event of a stock split, dividend or the like) on 30 days’ notice at any time. We may redeem the Redeemable Class A Common Stock Purchase Warrants after the last reported sale price per share of our common stock as reported by the principal exchange or trading facility on which our common stock trades equals or exceeds $3.00 for five consecutive trading days. We may redeem the Redeemable Class B Common Stock Purchase Warrants, beginning six months after the date of the final prospectus prepared in connection with this offering, for $0.25 per warrant (subject to adjustment in the event of a stock split, dividend or the like) on 30 days’ notice at any time after the last reported sale price per share of our common stock as reported by the principal exchange or trading facility on which our common stock trades equals or exceeds $4.00 for five consecutive trading days. If we give notice of redemption, holders of our Redeemable Class A and/or Class B Common Stock Purchase Warrants will be forced to sell or exercise the Warrants they hold or accept the redemption price. The notice of redemption could come at a time when, under specific circumstances or generally, it is not advisable or possible for holders of our public warrants to sell or exercise the Redeemable Class A or Class B Common Stock Purchase Warrants they hold.

WHILE THE PUBLIC WARRANTS ARE OUTSTANDING, IT MAY BE MORE DIFFICULT TO RAISE ADDITIONAL EQUITY CAPITAL.

The Redeemable Class A Common Stock Purchase Warrants and Redeemable Class B Common Stock Purchase Warrants (the “public warrants”) will remain outstanding for a period of two years from the effective date of this offering, unless redeemed. During the term that the public warrants are outstanding, the holders of the public warrants are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these public warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be unable to obtain additional equity capital on more favorable terms from other sources.

WE DO NOT INTEND TO SEEK QUALIFICATION FOR THE SECURITIES IN ALL STATES AND MAY BE UNABLE TO OBTAIN QUALIFICATION IN ANY EVENT. IF EXEMPTIONS ARE UNAVAILABLE, YOU MAY BE UNABLE TO RESELL YOUR SECURITIES.

We do not intend to seek qualification for sale of the securities in all states. To sell the securities in the public market, the securities must be qualified for sale or exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. We intend to rely on exemptions from state securities registrations requirements insofar as is practicable, but exemptions may not be available in all states. Further, if we seek qualification there is no assurance that the states will approve. We may or may not apply for qualification in particular jurisdictions and make no representations or undertakings to effect “blue sky” clearance for any particular state. Selling securities holders must contact the Company or their own counsel to determine if sales are permitted in any given jurisdiction. Should we not obtain exemptions or qualification in these states you will be unable to resell your shares in those states.

FUTURE SALES OR THE POTENTIAL FOR FUTURE SALES OF SHARES OF OUR COMMON STOCK MAY CAUSE THE TRADING PRICE OF OUR COMMON STOCK AND PUBLIC WARRANTS TO DECLINE AND COULD IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH SUBSEQUENT EQUITY OFFERINGS.

Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities. After this offering, we will have 16,500,000 shares of our common stock outstanding, assuming conversion of all redeemable Class A and Class B common stock purchase warrants into common stock. The 500,000 units sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our affiliates. In addition, if the units are separated, each component of the unit will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our affiliates.

IF WE DO NOT MAINTAIN AN EFFECTIVE REGISTRATION STATEMENT OR COMPLY WITH APPLICABLE STATE SECURITIES LAWS, YOU MAY NOT BE ABLE TO EXERCISE THE REDEEMABLE CLASS A OR REDEEMABLE CLASS B COMMON STOCK PURCHASE WARRANTS.

In order for you to be able to exercise the Redeemable Class A or Redeemable Class B Common Stock Purchase Warrants (the “public warrants”), the shares of our common stock to be issued to you upon exercise of the public warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the shares of our common stock underlying the public warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for the public warrants and the prices that can be obtained from reselling them.

FUTURE SALES OF OUR COMMON STOCK COULD PUT DOWNWARD SELLING PRESSURE ON OUR SHARES, AND ADVERSELY AFFECT THE STOCK PRICE. THERE IS A RISK THAT THIS DOWNWARD PRESSURE MAY MAKE IT IMPOSSIBLE FOR AN INVESTOR TO SELL HIS SHARES AT ANY REASONABLE PRICE.

By the filing of this registration statement, we are attempting to register 1,000,000 shares of our common stock, including 500,000 held by Howard M. Wayland, Jr., our President and CEO. We are also attempting to register 500,000 Units in the dividend distribution from Peoplesway to its security holders and the subsequent resales by the Peoplesway shareholders. Each unit consists of one share of common stock, two Redeemable Class A Common Stock Purchase Warrants and four Redeemable Class B Common Stock Purchase Warrants. The units may be separated and each component security could trade separately. If this registration statement is declared effective, the selling shareholders will be able to sell their shares at negotiated prices. If our common stock becomes tradable on the Over the Counter Bulletin Board, prospective purchasers will be able to purchase our common stock in the open market. Our selling shareholders will be able to sell their shares on the open market.

In addition, because our principal stockholder will continue to own approximately 88.9% of our common stock they may dispose of a substantial percentage of their stock subject to Rule 144 trading volume limitations. If substantial amounts of any of these shares are sold there may be downward price pressures on our common stock price, causing the market price of our common stock to decrease in value. In addition, this selling activity could:

                 Decrease the level of public interest in our common stock;

                 Inhibit buying activity that might otherwise help support the market price of our common stock; and

                 Prevent possible upward price movements in our common stock.

An arbitrary determination of the offering price increases the risk that purchasers of the shares in the offering will pay more than the value the public market ultimately assigns to our common stock and more than an independent appraisal value of us.

The offering price for the shares was arbitrarily determined. The offering price bears no relation to our assets, revenues, book value or other traditional criteria of value. Investors may be unable to resell their shares at or near the offering price, if they are able to resell the shares at all.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities by the Selling Security Holders or the Peoplesway Security Holders, although we will receive aggregate proceeds of approximately $8,000,000 if all warrants are exercised. To the extent that we receive any proceeds from the exercise of the Redeemable Class A Common Stock Purchase Warrants or the exercise of the Redeemable Class B Common Stock Purchase, we intend to use the funds for additional marketing of our branches, establishing a reserve for our loans, and working capital.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders and the Peoplesway Selling Security Holders will sell their shares at $1.25 per share unless and until the Company is traded on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices. Prior to this offering, there has been no market for our shares. The offering price of $1.25 per share was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining this price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.

DILUTION

The Company is not registering any shares in this registration statement. All shares are being registered by the Selling Security Holders, Peoplesway and the Peoplesway Selling Security Holders being distributed in a registered dividend distribution or the subsequent sales by the Peoplesway Selling Security Holders.

SELLING SECURITY HOLDERS AND PEOPLESWAY SELLING SECURITY HOLDERS

The Selling Security Holders named in the first table set forth below and the Peoplesway Selling Security Holders named in the second table set forth below are selling the securities covered by this prospectus. None of the Selling Security Holders or the Peoplesway Selling Security Holders named below are registered securities broker-dealers or affiliates of broker-dealers. The tables indicate that all the securities will be available for resale after the offering. However, any or all of the securities listed below may be retained by any of the Selling Security Holders or the Peoplesway Selling Security Holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Security Holders or the Peoplesway Selling Security Holders upon termination of this offering. We believe that the Selling Security Holders and the Peoplesway Selling Security Holders listed in the tables have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities covered by this prospectus.

SELLING SECURITY HOLDERS TABLE (1)

Name	Relationship With Issuer	Amount Owned Prior to Offering	Amount To Be Registered	Amount Owned After Offering		Percent Owned (before/after)

Howard M. Wayland, Jr.	Chairman and CEO (2)	12,500,000	500,000	12,000,000		92.6% /88.9%
William R. Wayland, Jr.	Chief Financial Officer, Director	50,000	50,000	0		Less than 1%/0%
Blue Marble Financial, LLC	None	150,000	150,000	0		Less than 1%/0%
Donald R. Monroe	Financial Consultant	200,000	200,000	0	(3)	Less than 1%/0%
Charles W. Barkley	Special Securities Counsel	100,000	100,000	0		Less than 1%/0%

TOTALS		13,000,000	1,000,000	12,000,000		96.2% /88.9%

(1)	Assumes no exercise of any of the Redeemable Class A Common Stock Purchase Warrants or exercise of any of the Redeemable Class B Common Stock Purchase Warrants.

(2)	Mr. Wayland was the sole shareholder of the company upon its re-domicile to Nevada.

(3)	Mr. Monroe is also the largest shareholder of Peoplesway and will likely receive shares in the Units to be distributed by Peoplesway.

PEOPLESWAY SELLING SECURITY HOLDERS TABLE

Co_Lst_Name	First_Name	# Shares Prior	% Shares Prior	# Shares Offered	% Shares After

AASEN	BRIAN	0	0	4	<1%
ADAMS	TOM	0	0	50	<1%
ADAMS C/F TOMMY	ELSA	0	0	5	<1%
ADAMS C/F WENDY	ELAS	0	0	5	<1%
ADAMS C/F WENDY	TOM	0	0	4	<1%
ADDIX A SOLE PROPRIETORSHIP		0	0	4	<1%
ALDRED	T	0	0	824	<1%
ALIOTA	ERNIE	0	0	4	<1%
ALLEN &	BEN F	0	0	330	<1%
ALTER	EDWARD T	0	0	4	<1%
ANDERSON	ELISABETH G	0	0	4	<1%
ANDRADE C/F PETER	LESLIE ANNE	0	0	4	<1%
ANDRADE C/F STEVE	LESLIE ANNE	0	0	4	<1%
ANDREWS	MAX S	0	0	4	<1%
ANDRUSIW	LINDA	0	0	61	<1%
ARNOLDUS	SHARON	0	0	4	<1%
ASHBY	JEAN	0	0	25	<1%
ATKINS &	JOANNE J	0	0	10	<1%
ATWATER	CHARLES F	0	0	4	<1%
AUTIN & ANN AUTIN	ESTATE OF LEONARD	0	0	71	<1%
BAGLEY	DAL	0	0	4	<1%
BAIRD	LAURA	0	0	17	<1%
BAKER	DOROTHY D	0	0	4	<1%
BANDRE	JOHN JEREMY	0	0	165	<1%
BANKS &	RONALD	0	0	33	<1%
BARKER	RH	0	0	17	<1%
BATES	JOYCE	0	0	66	<1%
BBS & M		0	0	8	<1%
BERGLUND	LINDA B	0	0	165	<1%
BERKELEY	BIBB ANNE	0	0	4	<1%
BERRYMAN	MYRON K	0	0	4	<1%
BESS	MILTON M	0	0	4	<1%
BIGHAM	JILL	0	0	4	<1%
BLAIR	CLIFT	0	0	4	<1%
BLAIR	DELORIS	0	0	4	<1%
BLAIR	OLLIE M	0	0	4	<1%
BLESSING &	LYNN	0	0	330	<1%
BOARDMAN	LUCILLE	0	0	6	<1%
BOEHM &	BEV	0	0	1,002	<1%
BOLINDER	JERRY	0	0	33	<1%
BOWLES	DON	0	0	70	<1%

BOWLES	DONALD W	0	0	165	<1%
BOWLES	EARL	0	0	33	<1%
BOWLES	EARL R	0	0	58	<1%
BOWLES &	DONALD W	0	0	2,306	<1%
BOWLING &	LOUISE	0	0	19	<1%
BRACKELSBERG	MARK	0	0	9	<1%
BRADY	CLARENCE L	0	0	17	<1%
BRERETON	KENNETH	0	0	4	<1%
BREWER	S SHELBY	0	0	7	<1%
BRODIE	JANE	0	0	23	<1%
BROWN	TERRY J	0	0	4	<1%
BUCKLEY	J MORGAN	0	0	7	<1%
BURRESS	DEANNA	0	0	414	<1%
BYERS	EMILY	0	0	37	<1%
CALDER	MICKEY P	0	0	4	<1%
CALDWELL	SANDRA	0	0	5	<1%
CALIGIURI	TONY	0	0	27	<1%
CAMPBELL &	CAROL ANN	0	0	330	<1%
CANNON SECURITIES INC		0	0	4	<1%
CARLISLE	ANN	0	0	404	<1%
CARMOUCHE	KIM	0	0	33	<1%
CARPENTER	PAUL S	0	0	4	<1%
CARROLL	RUTH	0	0	52	<1%
CASE	CAROL	0	0	189	<1%
CASH	LORENE C	0	0	40	<1%
CEDE & CO		0	0	33,633	<1%
CHARLES	BETTY	0	0	14	<1%
CHRISTENSEN	MORRIS	0	0	62	<1%
CHRISTIANSEN	MARK K	0	0	4	<1%
CLUTTON	MICHAEL	0	0	330	<1%
COCHRAN	ROBERT A	0	0	24	<1%
COLE	REMONA	0	0	10	<1%
COLEMAN	SYLVIA	0	0	165	<1%
COOKE	JUNE	0	0	1,353	<1%
CORNETTE	CAROLYN	0	0	22	<1%
COVEY & CO INC		0	0	30	<1%
CRANDALL	M G	0	0	4	<1%
CRANFORD &	ALEXANDER	0	0	33	<1%
CREEKMORE	GUINN	0	0	7	<1%
CREWS 1995 FAMILY TRUST		0	0	1,647	<1%
CRISSWELL	PAUA	0	0	4	<1%
CULP	J C	0	0	4	<1%
CUTLER & LOUISE H CUTLER	DAN H	0	0	4	<1%
DAVIS	CARROLL	0	0	4	<1%
DAVIS	KAREN	0	0	25	<1%
DAVISON	DONNA	0	0	7	<1%
DAVISON & KEITH DAVISON	DONNA	0	0	406	<1%
DEHM	RUSSELL L	0	0	17	<1%
DELANEY CHRISTIANSEN INC		0	0	10	<1%
DELATORRE	A	0	0	273	<1%
DESROCHERS	CECILE	0	0	487	<1%
DEVINE	DAN	0	0	1,318	<1%
DEVINE & DAN DEVINE	CINDY	0	0	799	<1%
DIAMOND	DAVID	0	0	709	<1%
DICKENS	CLEMENTINE	0	0	10	<1%
DICKENS	RICHARD	0	0	1,647	<1%
DIXON	BOB	0	0	66	<1%
DIXON	MAC	0	0	66	<1%
DONALDSON & VIOLET J DONALDSON	THOMAS W	0	0	4	<1%
DOUDY	DORIS V	0	0	4	<1%
DOWNS	TERRY W	0	0	22	<1%
DRUL	KATHERINE	0	0	17	<1%
DRUL	MARCIA	0	0	812	<1%
DRUL &	KATHY	0	0	17	<1%

DUKES	ALICE	0	0	105	<1%
DUREN	DAVID W	0	0	290	<1%
E E MONROE		0	0	2	<1%
EADY	MARY	0	0	33	<1%
EATON	CARL	0	0	4	<1%
EATON &	JERRY	0	0	4	<1%
EDWARDS	HORACE B	0	0	824	<1%
EDWARDS &	DERRYL T	0	0	1,647	<1%
EDWARDS & DARYL EDWARDS	BARBARA	0	0	779	<1%
EMMER	SVEND B	0	0	4	<1%
ENGLAND	BILL	0	0	4	<1%
EVANS &	MICHAEL C	0	0	9	<1%
FABER & A DENIS	ANDREW MARTIN	0	0	4	<1%
FARROW & MOLLY FARROW	GEORGE	0	0	803	<1%
FAWKS	MICHAEL	0	0	4	<1%
FERGUSON &	YOLANDA N	0	0	412	<1%
FIELD &	SUSAN JONES	0	0	2	<1%
FIELDS	LESLIE	0	0	4	<1%
FIKE	GENE	0	0	17	<1%
FIKE	JAMES A	0	0	17	<1%
FIRST EQUITIES CORP		0	0	4	<1%
FISH	GEORGE	0	0	4	<1%
FISHER	ROCKY	0	0	4	<1%
FIVAS	JAMES K	0	0	4	<1%
FORD	DUANE R	0	0	17	<1%
FOSTER	LINDA L	0	0	132	<1%
FOURKAS	VENUS	0	0	4	<1%
FRECKLETON & AILEEN FRECKLETON	WAYLEEN	0	0	7	<1%
FREEDMAN	STANLEY F	0	0	330	<1%
FRICK	EWALD A	0	0	5	<1%
FRIENDSHIP BAPTIST CHURCH		0	0	15	<1%
FULOP	KALMAN	0	0	7	<1%
FULTON	ROBERT E	0	0	17	<1%
GABRIEL	REGINALD	0	0	254	<1%
GARDNER & LEIGH T GARDNER	EARL L	0	0	4	<1%
GARNER	DONALD	0	0	412	<1%
GARRETT	JACQUELINE O	0	0	2	<1%
GATEWAY ENTERPRISES INC		0	0	5	<1%
GATHRIGHT	EMMETTE F	0	0	2	<1%
GAUFIN	ALAN	0	0	4	<1%
GEMMER &	JO K	0	0	16	<1%
GEORGE	MARGIE	0	0	7	<1%
GHALI	WACYF	0	0	1,647	<1%
GIANELO & GAILE GIANELO	TED	0	0	4	<1%
GITTENS &	ROBERT	0	0	14	<1%
GITTENS JR	ROBERT R	0	0	45	<1%
GLAUSER	GARY	0	0	4	<1%
GLENDE	VIRGINIA	0	0	4	<1%
GODWIN	ROBERT G	0	0	4	<1%
GONZOLEZ	RAY	0	0	4	<1%
GORDON	LUE WANA C	0	0	7	<1%
GRAEFF	JONI M	0	0	66	<1%
GRAEFF II	RUSSELL E	0	0	70	<1%
GRAEFF III	RUSSELL E	0	0	33	<1%
GREEN	SAMUEL E	0	0	4	<1%
GRIGGS	RAYMOND BRANDON	0	0	165	<1%
GROSSENBACH	BRYANT	0	0	7	<1%
GROVES	JENNY	0	0	4	<1%
GUTIERREZ	JOSE	0	0	495	<1%
GUYMON	VICKIE	0	0	7	<1%
HABBESHAW	SHIRLEY B	0	0	4	<1%
HALE	KARLA ELAINE	0	0	4	<1%
HALL	ROBERT D	0	0	4	<1%
HALL FENCE COMPANY		0	0	1,647	<1%

HANSEN	JAMES F	0	0	4	<1%
HARPER	RICHARD W	0	0	4	<1%
HARRISON	BARBARA	0	0	24	<1%
HART	DANIEL G	0	0	4	<1%
HARVEY	C DAVID	0	0	4	<1%
HASH &	EUGENE	0	0	183	<1%
HAYES C/F DUSTIN	GEORGIE LEE	0	0	4	<1%
HAYES C/F JENNIFE	GEORGIA LEE	0	0	4	<1%
HEJAZI	MEHDI	0	0	4	<1%
HENRY &	EDIE	0	0	2	<1%
HERTEL	GLENN E	0	0	7	<1%
HICKS	LANNY E	0	0	1	<1%
HICKS	ROBERT B	0	0	4	<1%
HIGBEE & KEN B DONE	JACK C	0	0	4	<1%
HIGGINSON	DIANNE	0	0	4	<1%
HILDEBRANDT	JUDY	0	0	672	<1%
HILL	CAROLYN	0	0	66	<1%
HOLLOWELL	EDWARD E	0	0	1,647	<1%
HOPKINS	LARRY	0	0	4	<1%
HORIZONS A D		0	0	5	<1%
HOSEY	SANDY	0	0	48	<1%
HOSEY & RUSSELL HOSEY	SANDY	0	0	50	<1%
HUBER	ARLENE	0	0	4	<1%
HUDSON	DOROTHY	0	0	4	<1%
HUGHES	E M	0	0	4	<1%
HUGHES	KURTIS D	0	0	4	<1%
HUGHES	SHIRRELL W	0	0	4	<1%
HUGHES &	LUCRETIA	0	0	40	<1%
HUMPHREY	BILL	0	0	4	<1%
HUNT	CRISTINE J	0	0	4	<1%
HUNT	LEON	0	0	4	<1%
HURT & EVERETT HURT	MARGIE	0	0	812	<1%
HURT JR &	EVERETT	0	0	18	<1%
IRELAND & LAWRENCE IRELAND	CAROLLYNE	0	0	3,200	<1%
IRWIN &	JEFF	0	0	4	<1%
IRWIN &	ROBERT P	0	0	4	<1%
JACKSON	BILLIE G	0	0	33	<1%
JASPAL	JASLEEN	0	0	4	<1%
JENKINS	JOSEPH J	0	0	4	<1%
JENSEN C/F TROY U	RICHARD G	0	0	4	<1%
JOHNSON	CHARLES	0	0	4	<1%
JOHNSON &	DONNA	0	0	87	<1%
JOHNSON C/F LAYNE	LEONARD	0	0	4	<1%
JOHNSTON	EUGENE M	0	0	4,068	<1%
JOHNSTON	LISETTE	0	0	33	<1%
JOHNSTON	PHYLLIS	0	0	1,836	<1%
JOLLEY &	RICHARD J	0	0	4	<1%
JONES	RAYMOND S	0	0	4	<1%
JONES &	DOROTHY	0	0	822	<1%
JONES &	JULIA R	0	0	385	<1%
JONES &	STEPHEN N	0	0	2	<1%
JONES-GIBSON	NANCY	0	0	4	<1%
JORDAN	JULIE	0	0	729	<1%
JORGENSON	LEE	0	0	4	<1%
KACHOR	MARIE	0	0	803	<1%
KANE	KELLIE S	0	0	1	<1%
KAPLAR	BROWN	0	0	4	<1%
KATSANEVAS	JIM	0	0	7	<1%
KATSANEVAS	LOUIE	0	0	4	<1%
KATTAR	LOUIS M	0	0	4	<1%
KEHLER &	AGNES	0	0	406	<1%
KELLY	JAMES M	0	0	4	<1%
KENDRICK	MARCA	0	0	413	<1%
KENDRICK &	ANN	0	0	33	<1%

KENDRICK &	ANN	0	0	781	<1%
KENNEDY	H L	0	0	13	<1%
KETTEL	THEO W	0	0	4	<1%
KINER & KATHLEEN L KINER	DAN L	0	0	4	<1%
KING	KENDALL R	0	0	2	<1%
KINGERY	ROBYN	0	0	7	<1%
KLONIZOS	NICK	0	0	4	<1%
KOWALSKI	THERESA H	0	0	9	<1%
KROHN	RICHARD H	0	0	4	<1%
KRUPA	ADAM	0	0	14	<1%
KRUPA	DEAN	0	0	400	<1%
KRUPA	PATRICIA	0	0	1,237	<1%
KRUPA	PATRICIA ANNE	0	0	14	<1%
LANE	ROBERT L	0	0	4	<1%
LANTING & VERNA MAE LANTING	PETER W	0	0	4	<1%
LARSEN & CONNIE J LARSEN	ROLFE L	0	0	4	<1%
LAWRENCE	FRANK R	0	0	4	<1%
LEVINE	JONATHAN S	0	0	4	<1%
LINDGREN	R D	0	0	4	<1%
LOCKE	ROGER	0	0	4	<1%
LONG	ANDREW MICHAEL	0	0	165	<1%
LONG &	JUANITA	0	0	19	<1%
LOULIAS	PETER	0	0	4	<1%
LUND	JOHN	0	0	33	<1%
LUND	JOHN	0	0	3,294	<1%
LUPIBA & CEFERINA V LUPIBA	GEORGE	0	0	4	<1%
LYNNE	ERNEST	0	0	1,327	<1%
LYTTLE	SONYA	0	0	418	<1%
MADADI	ABI	0	0	4	<1%
MADSEN	VERNON E	0	0	4	<1%
MAIN STREET SECURITIES INC		0	0	27	<1%
MALBRANCK	JEROME J	0	0	99	<1%
MANGRE	ALINE	0	0	404	<1%
MARGARITIS	IONNA	0	0	4	<1%
MAZANARES	JOSEPH P	0	0	4	<1%
MCAFEE	STAN	0	0	4	<1%
MCCONNELL	DALE M	0	0	4	<1%
MCDUFFIE	CAROLYN	0	0	808	<1%
MCDUFFIE	CHARLES J	0	0	165	<1%
MCEWEN	JANET	0	0	10	<1%
MCFAYDEN	KAREN	0	0	338	<1%
MCKEAN	DEITRA	0	0	4	<1%
MCMORRIS	JEFFREY D	0	0	4	<1%
MCPHAIL &	ALAN	0	0	774	<1%
MCWATERS	ROBERT	0	0	824	<1%
MCWILLIAMS	JUANITA	0	0	27	<1%
MELCHERT & WAYNE MELCHERT	DELPHINE	0	0	404	<1%
MENDENHALL	DWAIN	0	0	7	<1%
METCALF &	MICHAEL R	0	0	1,647	<1%
MICHALL	GAYLA	0	0	6	<1%
MILLER	RITA L	0	0	4	<1%
MILLS	DERBYSHIRE	0	0	4	<1%
MILLS	WILLIAM C	0	0	4	<1%
MLPFS		0	0	4	<1%
MONROE	DONALD R	200,000	1.6%	248,125	1.9%
MONROE	MATTHEW M	0	0	4,257	<1%
MONROE	ROSE M	0	0	65,872	<1%
MONROE &	DONALD R	0	0	263,485	2%
MONROE & ROSE MARIE MONROE JT TEN	DONALD R	0	0	989	<1%
MONSON	DAVID S	0	0	4	<1%
MOORE	RUTH B	0	0	4	<1%
MORA	LEONARD	0	0	116	<1%
MURPHY	ESTATE OF JOHN A	0	0	51	<1%

NALL	HAZEL	0	0	1,647	<1%
NASON	FRANK G	0	0	4	<1%
NEBLETT	SUZETTE	0	0	165	<1%
NEILSEN	GEORGE Q	0	0	4	<1%
NELSEN	PAMELA K	0	0	7	<1%
NELSON	DELOIS	0	0	10	<1%
NELSON	RICHARD C	0	0	7	<1%
NOWLAN	MARIE L	0	0	4	<1%
OCONNELL	KEVIN	0	0	4	<1%
OLSEN	DAVID M	0	0	4	<1%
OLSEN AND COMPANY		0	0	4	<1%
OVERCASH	CONNIE	0	0	9	<1%
OYSTER HARBOUR LLC		0	0	1,647	<1%
PARISIAN & ELAINE PARISIAN	DARYLL	0	0	799	<1%
PAULK	JANE T	0	0	82	<1%
PERRY	ANNA	0	0	4	<1%
PERRY	DANA M	0	0	4	<1%
PERRY	KIMBERLY	0	0	4	<1%
PERRY	MEREDITH	0	0	4	<1%
PERRY	SHIRLEY W	0	0	906	<1%
PERRY &	JEFFREY	0	0	10	<1%
PERRY JR &	BOBBY H	0	0	10	<1%
PERSONNEL SERVICE INC		0	0	9	<1%
PETERSON	DONNA M	0	0	417	<1%
PILLING	EILLEEN	0	0	402	<1%
PLATT-GREGORY	ALVINA	0	0	14	<1%
POINDEXTER	KEITH	0	0	206	<1%
POINDEXTER	TONY	0	0	206	<1%
POLLICK & LEXIE POLLICK	GEORGE	0	0	4	<1%
POTTER INVESTMENT COMPANJY		0	0	4	<1%
POTTS &	SARINELLE	0	0	403	<1%
POWELL	DARRELL E	0	0	4	<1%
POWERS	JOHN F	0	0	4	<1%
PURCELL	RHONDA	0	0	74	<1%
QUINLAN	ROBERT J	0	0	4	<1%
QUINN	AUSTIN PERRY	0	0	4	<1%
QUINN	GARRETT	0	0	4	<1%
QUINN	PAUL	0	0	4	<1%
QUINN JR &	ROBERT	0	0	10	<1%
RADZAVICH	THOMAS A	0	0	2,010	<1%
RAMOS	SOSIMA	0	0	17	<1%
RAO &	ALICE	0	0	206	<1%
RATLIFF & FEDRICK	SHARON	0	0	4	<1%
RAY	SHIRLEY M	0	0	1	<1%
REED	LESLIE	0	0	33	<1%
REES	ELAINE J	0	0	7	<1%
REES & ELAINE REES	ROBERT D	0	0	7	<1%
REID	DAVID M	0	0	106	<1%
REID &	SCOTT B	0	0	1,647	<1%
RHYNE	PATRICIA	0	0	4	<1%
RICHARDSON	CAROLYN	0	0	27	<1%
RIDDICK	DOROTHY A	0	0	5	<1%
RIDDICK	HARRY H	0	0	12	<1%
ROBINSON & DENVER ROBINSON	ROSIE	0	0	4	<1%
ROBINSON & DORA ROBINSON	VELDON	0	0	4	<1%
RODDY	DEBORAH	0	0	4	<1%
RODGERS	A F	0	0	4	<1%
ROSE & ELEANOR ROSE	HARVEY L	0	0	4	<1%
ROSSNAGEL	JUDY C	0	0	4	<1%
ROSTROM	DAVID C	0	0	7	<1%
ROSTROM & SHERYL ROSTROM	ROGER	0	0	7	<1%
ROWE &	MARSHALL	0	0	17	<1%
ROWSELL	GARY	0	0	7	<1%
RUBIN	JAMES	0	0	4	<1%

RUDD &	ELEANOR	0	0	414	<1%
RUSH &	CHARLES H	0	0	1,417	<1%
RUSSELL &	ROD	0	0	37	<1%
RYAN	JUDY	0	0	4	<1%
SABOZ	LADINA E	0	0	30	<1%
SALEY & DAVID E SALEY	DOROTHY Z	0	0	4	<1%
SALMON	BARBARA	0	0	17	<1%
SALMON	TOMMY	0	0	1,269	<1%
SAN MIGUEL OIL & MINING CO		0	0	4	<1%
SARGETAKIS	JOHN J	0	0	4	<1%
SARGETAKIS	JOHN S	0	0	4	<1%
SARGETAKIS	MANOLI S	0	0	4	<1%
SARGETAKIS	TED S	0	0	4	<1%
SCHMIDT	BETTY	0	0	808	<1%
SCHROEDER &	NANCY JONES	0	0	2	<1%
SEALE & BETTY J SEALE	GERALD D	0	0	4	<1%
SECURITIES SET’LMNT CORP		0	0	63	<1%
SHACHTAY	ED	0	0	139	<1%
SHADDOCK	JACKIE	0	0	400	<1%
SHEARSON LEHMAN/AMEX		0	0	4	<1%
SHELDON	DAVE	0	0	4	<1%
SHELMEIER & MARILYN SHELMEIER	JOHN H	0	0	4	<1%
SHELTON	MARGARET	0	0	1	<1%
SHEPHERD	T	0	0	132	<1%
SHIPLEY &	CLAUDE E	0	0	4	<1%
SHOCKLEY	DAVID E	0	0	17	<1%
SIGMA COMMON TRUST		0	0	23	<1%
SIM & RON SIM	VELDA	0	0	406	<1%
SIMS	ELIZABETH E	0	0	198	<1%
SIMS	G SCOTT	0	0	10	<1%
SLIEPCEVICH &	CEDOMIR M	0	0	14	<1%
SMITH	GEORGE	0	0	7	<1%
SMITH	PAULETTE	0	0	4	<1%
SMITH	ROBERT H	0	0	249	<1%
SMITH	STEVEN R	0	0	4	<1%
SMITH &	ROBERT H	0	0	7	<1%
SMITH &	STEVE	0	0	6	<1%
SPAFARD	ROBERT	0	0	4	<1%
SPALLONE	IMOGENE T	0	0	4	<1%
STEAD	ROBERT T	0	0	4	<1%
STEED	RODNEY	0	0	4	<1%
STEED & ANN M STEED	RODNEY	0	0	4	<1%
STONE	HIROKO	0	0	4	<1%
STOWE &	ROBERT	0	0	4	<1%
STRIPLING	FAY	0	0	238	<1%
STROUD &	SARAH	0	0	7	<1%
STROUD & SARAH STROUD	DWAYNE	0	0	375	<1%
SUPER WASH A PARTNERSHIP		0	0	4	<1%
SWAIN	WILLIE	0	0	30	<1%
SWEETEN	DEWEY H	0	0	4	<1%
T W DISTRIBUTING		0	0	5	<1%
TALL	SAMMI G	0	0	4	<1%
TANGARO	JOHN	0	0	4	<1%
TANGREN C/F DOUGLAS	L BURKE	0	0	4	<1%
TARDIFF	MELVIN	0	0	19	<1%
THALMAN	KARL J	0	0	4	<1%
THAMES	REDDEN	0	0	495	<1%
TIDWELL	LARRY	0	0	33	<1%
TILLMAN	MATTHEW	0	0	66	<1%
TOLBERT & RICHARD TOLBERT	LORI	0	0	4	<1%
TRIPP & LAVELLE C TRIPP	NORMA M	0	0	4	<1%
TURNER	JORENE	0	0	330	<1%
TURPIN & MARION R TURPIN	TANDALL J	0	0	4	<1%
TYGESEN	J D	0	0	63	<1%

UDY	NORRIS	0	0	4	<1%
UNDERWOOD	BRIAN M	0	0	4	<1%
VALENTINE	EDITH	0	0	400	<1%
VALERIO	DENNIS	0	0	4	<1%
VENHU SECURITIES INC		0	0	4	<1%
VEZAKIS & EVELYN L VEZAKIS	JOHN	0	0	7	<1%
WADE	DAVID	0	0	10	<1%
WAGNER	MYIAH	0	0	33	<1%
WAGNER &	HENRY J	0	0	33	<1%
WAINRIGHT	WALTER H	0	0	19	<1%
WALKER	ALICE	0	0	43	<1%
WALKER	KENNETH S	0	0	27	<1%
WALKER C/F DOMINIC	PAMALA	0	0	4	<1%
WALL & MARION WALL	PETER	0	0	83	<1%
WALLING	DOYLE K	0	0	7	<1%
WALSH	PAUL R	0	0	4	<1%
WASHINGTON &	DOROTHY	0	0	1,600	<1%
WATCHAGO EXPLORATION INC		0	0	14	<1%
WATKINGS	DOROTHY DEAN	0	0	10	<1%
WATSON	SHARON	0	0	402	<1%
WATSON	TONY	0	0	33	<1%
WELLMAN	WILLIAM D	0	0	165	<1%
WERTH	DOROTHY	0	0	426	<1%
WESTBERRY	BARBARA	0	0	352	<1%
WHATLEY	BRIAN	0	0	33	<1%
WILLIAMS	DONALD MCDUFFIE	0	0	17	<1%
WILLIAMS	FRANKIE	0	0	10	<1%
WILLIAMS	JOSEPH	0	0	205	<1%
WILLIAMS	LAVUNYA	0	0	8	<1%
WILLIAMS	RICHARD K	0	0	15	<1%
WILLIAMS	TYRONE	0	0	27	<1%
WILLIAMS &	GREG	0	0	117	<1%
WILLIAMS &	GREGORY J	0	0	1	<1%
WILSON-DAVIS & COMPANY		0	0	27	<1%
WITTE	ROBERT J	0	0	4	<1%
WITTE &	CARL H	0	0	4	<1%
WOOD	VIRGINIA	0	0	66	<1%
WORKMAN	MELODY J	0	0	1647	<1%
WRIGHT	J ARTHUR	0	0	4	<1%
WRIGHT	JERRY	0	0	165	<1%
WRIGHT	MAURICE K	0	0	33	<1%
WRIGHT	ROLAND	0	0	4	<1%
WRIGHT &	MAURICE K	0	0	116	<1%
WRIGHT HOLDING CORPORAITON		0	0	4	<1%
YERBY	CHRISTIE C	0	0	132	<1%
YOUNG	DAVID L	0	0	4	<1%
ZABRISKIE	JERRY	0	0	4	<1%
ZARLENGO	A W	0	0	4	<1%

* Peoplesway will issue 500,000 shares of our common stock as a dividend distribution to shareholders of Peoplesway of record as of August 20, 2004 on the basis of one share of our common stock for each thirty three shares of Peoplesway common stock.

We do not intend to seek qualification for sale of the securities in all states. To sell the securities in the public market, the securities must be qualified for sale or exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. We intend to rely on exemptions from qualification, but exemptions may not be available in every state. Further, if we seek qualification there is no assurance that the states will approve. Should we not obtain exemptions or qualification in these states you will be unable to resell your shares in those states.

29

PLAN OF DISTRIBUTION

Amstar International, Inc. (“Amstar,” “we,” “us,” “our”) is issuing 500,000 Units to our strategic partner, Peoplesway.Com, Inc. (“Peoplesway”) in exchange for certain marketing of our services by Peoplesway.Com, Inc. to its network of multi-level marketing agents. Peoplesway, in turn, expects to distribute the securities as a dividend distribution to its shareholders of record as of August 20, 2004. The distribution will be made on the basis of one share of our common stock for each thirty three shares of Peoplesway common stock. Fractional shares will not be distributed. Each unit consists of one share of Amstar unregistered common stock, ($0.001 par value); two Redeemable Class A Warrants, each exercisable for one share of common stock at an exercise price of $2.00; and four Redeemable Class B Warrants, each exercisable for one share of common stock at an exercise price of $3.00. Prior to this offering, there has been no public market for our securities. Our Selling Shareholders are collectively offering 1,000,000 additional shares of our common stock. Our Chairman and CEO, Mr. Howard M. Wayland, Jr., is offering 500,000 shares of our common stock for sale as a Selling Security holder. Finally, Peoplesway and the Peoplesway shareholders of record are offering for resale the securities received in the dividend distribution, including the securities contained in the 500,000 Units. The term “selling security holders” shall collectively refer to Peoplesway, the Peoplesway shareholders, and Mr. Howard M. Wayland, Jr. unless clearly indicated otherwise.

Sales By Selling Security Holders and Peoplesway Selling Security Holders

Our Selling Security Holders and Peoplesway Selling Security Holders are offering 1,000,000 and 500,000 shares, respectively, of our common stock. The Selling Security Holders and Peoplesway Selling Security Holders will sell their shares at $1.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices. We will not receive any proceeds from the sale of the shares by the Selling Security Holders or the Peoplesway Selling Security Holders. The securities offered by this prospectus may be sold by the Selling Security Holders and the Peoplesway Selling Security Holders. We are not aware of any underwriting arrangements that have been entered into by the Selling Security Holders or the Peoplesway Selling Security Holders. The distribution of the securities by the Selling Security Holders and Peoplesway Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker’s transactions or privately negotiated transactions.

Any of the Selling Security Holders or the Peoplesway Selling Security Holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on our behalf. For instance, an illegal distribution may occur if any of the Selling Security Holders or the Peoplesway Selling Security Holders provide us with cash proceeds from their sales of the securities. If any of the Selling Security Holders or Peoplesway Selling Security Holders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the Selling Security Holder, the Peoplesway Selling Security Holders and any brokers through whom sales of the securities are made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters’ compensation.

The Selling Security Holders and the Peoplesway Selling Security Holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Selling Security Holders or Peoplesway Selling Security Holders, the pledgee in such loan transaction would have the same rights of sale as the Selling Security Holders under this prospectus so long as the Company files a post-effective amendment to name and identify the new selling security holder. The Selling Security Holders and the Peoplesway Selling Security Holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holders or Peoplesway Selling Security Holders under this prospectus so long as the Company files a post-effective amendment to name and identify the new selling security holder. If a post-effective amendment is not filed with the Securities and Exchange Commission by the Company, ’pledgees’ and ’transferees’ of a Selling Security Holder would not have rights to resell under this prospectus.

In addition to, and without limiting, the foregoing, each of the Selling Security Holders, the Peoplesway Selling Security Holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities and Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Security Holders, Peoplesway Selling Security Holders or any such other person. Specifically, Regulation M prohibits an issuer, the Selling Security Holders, the Peoplesway Selling Security Holders or affiliated purchaser other than in an excepted security or activity, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restrictive period. The restrictive period for our securities being registered begins on the later of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant, and ends upon such person’s completion of participation in the distribution. The restrictive period will begin on the effective date of this offering. Distribution is defined under Regulation M as meaning an offering of securities, whether or not subject to registration under the Securities Act of 1933 that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods. Distribution participant is defined under Regulation M as meaning an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or is participating in a distribution.

There can be no assurances that the Selling Security Holders or the Peoplesway Selling Security Holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Company does not intend to obtain qualification of the sales in all states. We intend to rely on exemptions from state securities registrations requirements insofar as is practicable. We may or may not apply for qualification in particular jurisdictions and make no representations or undertakings to effect “blue sky” clearance for any particular state. Selling securities holders must contact the Company or their own counsel to determine if sales are permitted in any given jurisdiction.

Under applicable rules and regulations of the Securities and Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the Selling Security Holders, and the Peoplesway Selling Security Holders we will pay all the fees and expenses incident to the registration of the securities, other than the Selling Security Holders’ and Peoplesway Selling Security Holders’ pro rata share of underwriting discounts and commissions, if any, which are to be paid by the Selling Security Holders and the Peoplesway Selling Security Holders.

          Peoplesway Dividend Distribution

Peoplesway will distribute the 500,000 shares of our common shares which it owns to its shareholders as a dividend as of a record date of August 20, 2004 on the basis of one of our common shares for each thirty three Peoplesway common shares. Fractional shares will be rounded up.

Peoplesway shareholders will initially have their ownership of our shares of common stock registered only in book-entry form in which no certificates are issued. On the distribution date, each Peoplesway shareholder of record as of the close of business on the record date will be mailed one share of our common stock for each thirty three shares of Peoplesway common stock they hold. Peoplesway shareholders that hold their stock in street name will have their shares of our common stock credited to their brokerage accounts. The record date for the distribution is the close of business on August 20, 2004.

Peoplesway shareholders will not be required to pay any cash or other consideration to receive our securities in the distribution. Fractional shares will not be issued to Peoplesway shareholders. Securities distributed to Peoplesway shareholders will be freely transferable, except for securities received by persons who may be deemed to be affiliates of Amstar under the Securities Act of 1933, as amended. Persons who are affiliates of Amstar following the distribution will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act of 1933, as amended, or Rule 144 issued under the Securities Act of 1933, as amended.

Because of Peoplesway’s role in the distribution, there is a possibility that it may be deemed to be a statutory “underwriter” within the meaning of Section 2(11) of the Securities Act. Peoplesway has advised us that it will comply with the prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to its own shareholders. Further, Peoplesway has acknowledged to us that it is familiar with the anti-manipulation rules of the SEC, including Regulation M under the Securities Act of 1934. These rules may apply to sales by Peoplesway in the market, following the creation of a public market, if such a market ever develops.

With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of our common stock.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, in which we are involved. In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved with respect to the operations of the company. Our President and CEO, Mr. Howard Wayland, Jr. has been named as a party in a pending action pertaining to a prior mortgage broker company with which he was affiliated. This action has been described in some detail in this prospectus, along with other issues regarding the prior company, under the heading “Organization Within Last Five Years.”

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers.

Our Bylaws provide that we shall have that number of directors determined by the majority vote of the board of directors. Currently we have four directors. Each director will serve until our next annual shareholder meeting. Directors are elected for one-year terms. Our Board of Directors elects our officers at the regular annual meeting of the Board of Directors following the annual meeting of shareholders. Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Name	Age	Position
Howard M. Wayland, Jr.	45	President and CEO; Chairman
11902 Susan Forest Lane
Houston, Texas 77089
(281) 481-9567

William R. Wayland, Jr.	53	Chief Financial Officer,
1300 Republic Centre		Secretary, Director
633 Chestnut Street
Chattanooga, TN 37450
(423) 756-6400

W. Daniel Canessa	43	Senior Vice President – Mortgage Banking,
Treasurer,
16423 Dawncrest Way
Sugarland, Texas 77478
(972) 523-9584

Robert Burke Carter	37	Senior Vice President – Affiliated Branches, Director
10134 Sagecourt Drive
Houston, Texas 77089
(281) 922-1405

Howard M. Wayland, Jr. has been President & CEO and Chairman of Amstar since its inception. Mr. Wayland founded and became CEO of AmStar Mortgage Corporation, our wholly owned subsidiary, in October 2002. Mr. Wayland began his career in the mortgage business in 1988, founding and serving as CEO of First Home Mortgage, Inc., which he sold in January 1994. In October 1994, Mr. Wayland founded

Country Home Mortgage, Inc. He established origination facilities, affiliated branches, management systems, and networks for Country Home Mortgage. In 1992 Mr. Wayland was honored as business person of the week by The Houston Post. Mr. Wayland earned a Bachelor’s of Science degree in geography from the University of Houston in 1981 and a Masters of Divinity from Southwestern Baptist Theological Seminary in 1999. He has been a guest speaker on KPRC, 950 AM in Houston and has been listed in “Who’s Who of American Business Leaders” since 1990.

William R. Wayland, Jr. joined the Board of Directors in August, 2004. Mr. Wayland is a principal with the law firm of McKoon, Williams & Gold in Chattanooga, Tennessee. Mr. Wayland served as vice president and general counsel of National Healthcare, Inc from 1982 through June 1985. Mr. Wayland founded Best American Healthcare, Inc. in September 1985 and served as its Chairman and CEO through August 1988. After returning to the private practice of law for three years from 1988 to 1991, where his practice focused on commercial real estate and healthcare matters, Mr. Wayland began his employment with Erlanger Medical Center, a teaching hospital in Chattanooga. In 1996, Mr. Wayland funded and later assumed control and management of The Wythorne Group, LLC, a company which audited managed care payments to hospitals and re-billed responsible third-party payers. Wythorne became the largest such company in Tennessee. Mr. Wayland is a graduate of Vanderbilt University School of Law and holds a Masters Degree in hospital administration from UAB. Mr. Wayland is a member of the American Health Lawyers Association and the Healthcare Financial Management Association. He is currently listed in Martindale-Hubbell and the Bond Buyer’s Municipal Marketplace Directory (the “Red Book”).

W. Dan Cannessa serves as the Senior Vice President, Director of Amstar. Mr. Canessa has been involved in the mortgage business since 1994. He was Senior Vice President of Manhattan Mortgage. From January 1994 to January 1997, he was Texas State Manager for MLSG. From March, 1997 until January, 2000, Mr. Canessa was Area Manager for Long Beach Mortgage. He became Texas State Manager for the Pinn Fund in January, 2000 where he remained until March, 2001. Mr. Canessa next served as Southwest Regional Manager for Saxon Mortgage where he was responsible for 15 western states. Mr. Canessa left Saxon in November 2002 to join New Century Mortgage where he remained until 10/03 when he joined the Company. Mr. Canessa attended Orange Coast College in Costa Mesa, CA and North Hampton College in Allentown, PA. He has been a guest speaker for the Texas Mortgage Broker’s Association on numerous occasions.

Robert Burke Carter joined AmStar Mortgage Corporation in December of 2002 as Senior Vice President, Director. He had been a Loan Officer for Atlantic Mortgage from November, 2001 until joining the Company. He had worked as General Manager/Insurance Agent in charge of day-to-day operations with Town and Country Homes of Clinton/Craig Insurance Agency while working in conjunction with Atlantic Mortgage. From January 2001 until July 2003, Mr. Carter also served as Pastor of First Baptist Church. For eight years prior to that he was a Site Manager responsible for the care of elementary school children for the North Kansas City School District. Mr. Carter obtained a BS degree Religious Education/Psychology from Southwest Baptist University and a Masters of Divinity from Midwestern Baptist Theological Seminary in 2001.

Board of Directors

Our Board of Directors consists of two members. Our board of directors has an audit committee and a compensation committee. The audit committee is responsible for reviewing the results and scope of audits and other services provided by our independent public accountants, and reviewing our system of internal accounting and financial controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures, as it deems necessary or desirable. Our audit committee will consist of one non-employee director yet to be named. We are presently searching for an independent director to serve on the audit committee. The compensation committee is authorized to make and review periodically recommendations regarding employee compensation, and to perform other duties regarding compensation for employees, as the board of directors may direct. We intend to select and maintain at least one independent director on our board of directors to review all material transactions with affiliates. All future transactions with affiliates will be approved by an independent, disinterested director and will be on terms no less favorable to us than those terms that can be obtained from unaffiliated third parties.

None of the members of the Board of Directors have been affiliates of any other public company for the past five years. Howard M. Wayland, Jr. and William R. Wayland, Jr. are first cousins.

Promoters.

Howard M. Wayland, Jr. may be considered the promoter of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information concerning the ownership of Amstar Common Stock as of August 10, 2004, with respect to: (i) each person known to Amstar to be the beneficial owner of more than five percent of Amstar’ Common Stock, (ii) all directors; and (iii) directors and executive officers of Amstar as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of August 10, 2004, there were 12,500,000 shares of common stock outstanding.

Beneficial Owners of 5% or more of our Common Stock

(1)	(2)
Title of Class	Name and Address of	Amount and Nature of	Percent of class
	Beneficial Owner(s)	Beneficial Ownership

Common Stock	Howard M. Wayland	12,500,000 (1)	100%
($.001 par value)	11902 Susan Forest Lane
	Houston, Texas 77089
	(281) 481-9567

Ownership of Directors and Officers

(1)	(2)
Title of Class	Name and Address of	Amount and Nature of	Percent of class
	Beneficial Owner(s)	Beneficial Ownership	Before/After Offering

Common Stock	Howard M. Wayland, Jr.	12,500,000	92.6%/ 88.9%
($.001 par value)	11902 Susan Forest Lane
	Houston, Texas 77089

Common Stock	William R. Wayland, Jr.
($.001 par value)	633 Chestnut Street
	1300 Republic Center	50,000	less than 1%/less than 1%
	Chattanooga, TN, 37540

($.001 par value)	All Officers & Directors	12,550,000	92.9%/ 89.3%

(1) Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned. We are unaware of any shareholders whose voting rights would be affected by community property laws.

(2) This table assumes that all 500,000 shares offered by Mr. Wayland are all sold and is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above tables and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

DESCRIPTION OF SECURITIES

Qualification.  The following statements constitute summaries of the material provisions of Amstar International, Inc.’s Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete. Our Certificate of Incorporation and Bylaws provide further information about our capital stock and are contained in the Exhibits to this registration statement.

Our authorized capital stock consists of Fifty Million (50,000,000) shares of Common Stock, and Five Million (5,000,000) shares of Preferred Stock, all with a par value of $0.001 per share.

As of September 30, 2003, (our last fiscal year) Mr. Howard Wayland was the only holder of record of our common stock. On July 6, 2004, the Company re-domiciled to the state of Nevada. Mr. Wayland exchanged all of the outstanding shares of Amstar Mortgage Corporation, a Texas corporation for 12,500,000 shares of common stock of Amstar International, Inc., a Nevada corporation. As a result, Amstar Mortgage Corporation became a wholly owned subsidiary of Amstar International, Inc.

On August 16, 2004, the Company issued 50,000 restricted shares to its Chief Financial Officer, William R. Wayland, Jr., and 150,000 restricted shares to Blue Marble Financial, LLC at a privately offered price of $1.00 per share. On that same date, the Company issued 200,000 shares to Donald R. Monroe, its financial consultant and 100,000 shares to Charles W. Barkley, its special securities counsel.

Units

Under the Strategic Alliance agreement with Peoplesway, 500,000 units will be issued to Peoplesway for distribution to its stockholders. Each unit consists of

(i)	One share of Amstar common stock, ($0.001 par value);

(ii)	(ii) Two Redeemable Class A Warrants, each exercisable for one share of common stock at an exercise price of $2.00; and

(iii)	Four Redeemable Class B Warrants, each exercisable for one share of common stock at an exercise price of $3.00. The securities comprising the unit are immediately detachable and separately tradable. The unit may trade as such only for a short period. Upon separation, the common stock, Redeemable Class A Common Stock Purchase Warrants, and Redeemable Class B Common Stock Purchase Warrants will each trade separately.

Furthermore, Peoplesway may cause the separation prior to the distribution to its shareholders. In that case, the Peoplesway shareholders will not receive units but may receive separate certificates for the common stock, Redeemable Class A Common Stock Purchase Warrants, and Redeemable Class B Common Stock Purchase Warrants. Fractional shares will be rounded up, so no cash redemption of any partial securities will occur. As a result, the exact number of securities issued may increase slightly as a result of the rounding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our stockholders may not cumulate their votes. Except as otherwise required by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock). Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. Each share of Common Stock shall be entitled to the same rights and privileges as every other share of Common Stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series of Preferred stock.

In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of preferential amounts to the holders of shares of Preferred Stock, the common stockholders will be entitled to receive all of the remaining assets of the Corporation. Each stockholder is entitled to a ratable distribution in proportion to the number of shares of Common Stock held by them.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock, except as otherwise provided herein or required by law.

Subject to the preferential and other dividend rights applicable to Preferred Stock, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. All dividends and distributions on the Common Stock payable in stock of the Corporation shall be made in shares of Common Stock.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue from time-to-time up to a total of 5,000,000 preferred shares in one or more series. As of the date of this prospectus, there are no outstanding shares of preferred stock.

The Board of Directors may confer voting rights on the preferred stock which shall have priority over the voting rights of common stock. The votes of the class of Preferred Stockholders may be weighted more heavily than the votes of the common stock class. The Board of Directors is authorized to cause preferred shares to be issued in one or more classes or series and with may designate preferences with respect to each such class or series. Each class or series may have designations, powers, preferences and rights with respect to the shares of each such series as well as qualifications, limitations or restrictions.

Subject to certain limitations prescribed by law and the rights and preferences of the preferred stock. Each new series of preferred stock may have different rights and preferences that may be established by our board of directors. We may offer preferred stock to our officers, directors, holders of 5% or more of any class of our securities, or similar parties except on the same terms as the preferred stock is offered to all other existing or new stockholders.

The Board may determine the rights and preferences of future series of preferred stock such as:

▪	Shares;

▪	Dividends;

▪	Conversion rights to common stock or other securities;

▪	Voting rights;

▪	Preferential payments upon liquidation;

▪	Establishment of reserves for preferred payments; and

▪	Redemption prices to be paid upon redemption of the preferred stock.

Redeemable Common Stock Purchase Warrants – Class A and Class B

General

Each Redeemable Class A Common Stock Purchase Warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $2.00. Each Redeemable Class B Common Stock Purchase Warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $3.00. Unless noted otherwise, both the Class A and Class B Common Stock Purchase Warrants will be referred to as the “Warrants.”

The exercise period will commence on the date of this prospectus and continue for two years. The Warrant certificate provides that the Warrant exercise price may be adjusted for certain events. These events include changes in our capitalization, like a stock split, stock dividend or the like.

Our Warrants may be exercised only when a current prospectus is in effect and only if lawful in the state or jurisdiction in which the holder resides. The second anniversary date of this Prospectus is the expiration date. Any unexercised Warrants will expire on the expiration date and have no value. Until the Warrant has been exercised, its holder will not be deemed to be a holder of the underlying common stock for any purpose.

Exercise

Exercise of the Warrants may occur only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the underlying shares of common stock may be lawfully issued under the securities laws of the state or jurisdiction in which the holder resides.

Our Warrants may be exercised by delivering to our transfer agent the applicable certificate on or prior to the expiration date or the redemption date. The reverse side of the certificate must be properly executed and accompanied by the full exercise price for each Warrant being exercised. Warrants may only be exercised to purchase whole shares.

Adjustments of exercise price

The exercise price of our Warrants may be adjusted to reflect changes in our capitalization. The exercise price will be appropriately adjusted in the event of:

▪	a capital reorganization or reclassification of the common stock;

▪	if we consolidate with, or merge into, or sell our property to another corporation (other than a consolidation or merger that does not result in any reclassification or change of the outstanding common stock);

▪	stock split; or

▪	reverse stock split.

This adjustment of the exercise price will also result in an adjustment of shares issuable upon exercise of the Warrant. The exercise price will be proportionately reduced or increased upon the effectiveness of the change.

Redemption of Warrants

We have the right to redeem Common Stock Purchase Warrants for a redemption price of $0.25 per warrant. The Company’s right to redeem the warrants begins six months from the date of this prospectus.

We have the right to redeem the Warrants at any time after 6 months on certain conditions. To redeem the Class A Warrants, the closing price of the Common Stock must equal or exceed $3.00 per share for five consecutive trading days. To redeem the Class B Warrants, the closing price of the Common Stock must equal or exceed $4.00 per share for five consecutive trading days. The price will be as reported by the principal exchange on which it is then traded.

The Company must give Warrant holders 30 days advance notice by registered or certified mail. The notice must be sent to the Warrant holder’s last known addresses maintained by the Company’s transfer agent. No other notice is required. If we redeem the warrants, they will still be exercisable through the close of business on the last business day before the redemption date. On the redemption date the holders of record of redeemed Warrants shall be entitled to payment of the Redemption Price upon surrender of such redeemed Warrants to the Company at the office of the Warrant Agent designated for that purpose.

On the Redemption Date, the Company shall cause the Warrant Agent to pay the redemption price to the holders of record of redeemed Warrants. Upon payment of the Redemption price, the redeemed warrants and all rights of the Warrant holders under the Warrants shall terminate.

Fractional shares will not be issued upon exercise of our Warrants.

Registration Rights

We have granted no registration rights except as registered under this prospectus.

INTEREST OF EXPERTS AND COUNSEL

Our Financial Statements for the period ended September 30, 2003, have been included in this prospectus in reliance upon Greg Lamb, independent Certified Public Accountants, as experts in accounting and auditing.

Charles Barkley, Attorney, has rendered an opinion on the validity of our common stock being registered. On August 16, 2004, the Company issued 100,000 restricted shares of common stock to Mr. Barkley, which shares are being registered for resale in this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES.

Amstar International, Inc. will indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, including an action involving liability under the Securities Act of 1933, as amended, by reason of the fact that he is or was a director or officer of Amstar International, Inc., or served any other enterprise as director, officer or employee at the request of Amstar International, Inc. The Board of Directors, in its discretion, shall have the power on behalf of Amstar International, Inc. to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of Amstar International, Inc.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

ORGANIZATION WITHIN LAST FIVE YEARS

We were originally incorporated in Texas on October 10, 2002. We issued 10,000 restricted shares of our common voting stock, $.001 par value, to Howard M. Wayland, Jr., which have since been reduced to 100 shares in a reverse stock swap.

On July 6, 2004, we incorporated Amstar International, Inc. in Nevada. Mr. Wayland exchanged all of the outstanding stock of Amstar Mortgage Corporation for 12,500,000 shares of Amstar International, Inc., effectively making Amstar Mortgage Corporation a wholly owned subsidiary of the Company.

On August 16, 2004, we issued 100,000 shares of restricted common stock to Charles Barkley, our securities counsel, to partially defray the costs of attorneys fees and other services. We also issued 200,000 shares to Donald R. (“Pete”) Monroe or his designees, for financial consulting services. Mr. Monroe has agreed to use his best efforts to render financial services associated with our attempts to have our common stock traded publicly in the future. These services include:

▪	Personal appearances at up to four (4) Amstar events, including lectures, seminars and social events;

▪	Negotiations with prospective transfer agents and negotiation of a transfer agent agreement;

▪	Obtaining CUSIP numbers and assisting with documentation for application for listing on the OTC Bulletin Board;

▪	Discussions with brokers, investment bankers, investment relations persons and other persons regarding Peoplesway and the strategic alliance with Amstar

▪	Obtaining CIK codes and coordinating EDGAR services

▪	Other consulting services

Also, on August 16, 2004, we sold 50,000 shares at a price of $1.00 per share to William R. Wayland, our Chief Financial Officer and a Director, and 150,000 shares at a price of $1.00 to Blue Marble Investment Group..

We believe these were private placements within the meaning of the rules and regulations under the Securities Act. All offerees were accredited investors. There were no proceeds from these transfers other than our arbitrary valuations of the future services. We relied upon the exemptions from registration provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act, and on comparable exemptions under state laws. We believe these exemptions were available because the issuances were made to a de minimus number of sophisticated persons, all of whom are accredited investors, in transactions not involving a public offering.

From September 15, 1994 until November 1, 2002, our Chairman and CEO, Howard M. Wayland, Jr. was founder, majority shareholder, and Chairman of Country Home Mortgage, Inc., an Arkansas corporation (“CHM”). In May 1998, Mr. Wayland took a leave of absence from his duties at CHM and entered Southwestern Baptist Theological Seminary in Fort Worth, Texas, where he remained a full-time graduate seminary student until September 2002.

In November 2001, while Mr. Wayland was attending seminary school, Thomas A. Bales, Jr., CHM’s President and CEO, negotiated a sale of the business to Falls Funding, Inc., an Ohio corporation (“FFI”). Closing was to occur in April, 2002. In April, 2002, FFI purchased the shares of Mr. Bales but defaulted on the purchase of Mr. Wayland’s shares. As a result, Mr. Wayland briefly resumed the Presidency of CHM, resigning in September, 2002.

By January 2003, CHM had ceased all operations. On December 31, 2003, the State of Arkansas administratively dissolved CHM. When Mr. Wayland resigned from all capacities with CHM, he believed substantially all legitimate obligations of CHM had been satisfied. Nonetheless, a series of lawsuits and claims were brought against CHM which arose from transactions and occurrences during Mr. Wayland’s leave of absence, which CHM did not defend.

On January 29, 2004, a default judgment for $161,435 plus interest was entered against CHM and its branch manger for sexual discrimination in Gallagher v. Country Home Mortgage, et al, U.S. Dist. Ct., Middle District of TN, #02-CV-597.

Of February 2, 2004, a default judgment in the approximate amount of $555,609 was entered in favor of INDYMAC Bank against CHM. INDYMAC Bank based its claim on a re-appraisal of the property following a default by the borrower.

The Company has not been named in any lawsuit of which it is aware.

Mr. Wayland has not been individually named in any of the lawsuits except Mortgage Electronic Registration Systems, Inc. vs. John F. Masterson et al, Case No CJ-2003-7226, District Court of Tulsa County, Oklahoma. Mr. Wayland believes that the underlying complaint is based upon a counterclaim by persons who have defaulted on their mortgage payments, who in turn sued the nominee for GMAC, who in turn sued CHM under an indemnity agreement.

The lawsuit has recently been amended to add Mr. Wayland as an individual defendant based upon his “failure” to maintain CHM as qualified entity under Oklahoma. If Mr. Wayland is served with process, he intends to defend the lawsuit vigorously. His defenses will include (1) the party which seeks the indemnity unlawfully changed the terms of the loan at closing without informing either the broker, who is the brother of one of the borrowers, or the borrowers; (2) CHM was fully qualified and licensed at the time of the loan; and (3) Mr. Wayland had no duty to maintain such qualification in the state.

The investigation disclosed 17 additional judgments against CHM in the total amount of $37,960.48, as set forth below. This list may be incomplete. Mr. Wayland is unable to tell whether the “Country Home Mortgage” named in these judgments is in fact the CHM with which he was affiliated.

Judgment Creditor	Court	Date Entered	Amount
Leslie Morgan	St Louis Ass. Cir. Ct, MO	3/14/2001	$1,500
Interoffice Atlanta	Cobb County St. Court, GA	7/23/2001	$6,068
State of Indiana	Marion Co. Cir Ct	12/4/2001	$337
State of Indiana	Marion Co. Cir Ct	2/22/2002	$158
SC Dept of Rev	lien	4/15/2002	$1,236
State of Indiana	Marion Co. Cir Ct	6/4/2002	$984
State of Indiana	Marion Co. Cir Ct	6/4/2002	$1,000
State of Indiana	Marion Co. Cir Ct	6/4/2002	$988
State of Indiana	Marion Co. Cir Ct	6/4/2002	$992
State of Indiana	State Tax Warrant	9/30/2002	$145
SC Dept of Rev	lien	1/17/2003	$1,238
Titleco Title Agcy Ltd	Cuyahoga Co. Cm Pleas, OH	2/19/2003	$4,153
SC Dept of Rev	lien	3/3/2003	$1,227
SC Dept of Rev	lien	5/27/2003	$1,225
Bass & Associates	Sarasota County Court, FL	9/3/2003	$589.48
SC Dept of Rev	lien	10/28/2003	$1,238

Finally, the investigation also revealed that a default judgment for sexual harassment against Mr. Ron Dudas for $378,208 was entered in favor of a Dawn Dorsey against CHM on May 2, 2003 in the Court of Common Pleas Cuyahoga County, Ohio. Mr. Dudas was an agent of FFI, but was never employed in any capacity with CHM.

DESCRIPTION OF BUSINESS

Amstar Mortgage Corporation (“we”, “us”, “our”, “Amstar” or the “Company”) is a specialty finance company engaged in the business of marketing, originating, and selling mortgage loans. The Company’s marketing strategy is to establish profit based branches, sometimes called “affiliated branches” in order to expand and build name recognition.

We were formed as Amstar Mortgage Corporation, a Texas corporation on October 10, 2002. We established Amstar International, Inc., a Nevada corporation, on July 6, 2004 for the purpose of re-domiciling to the state of Nevada. On August 10, 2004, Howard Wayland, Jr., the sole shareholder of Amstar Mortgage Corporation, exchanged all of the outstanding shares for a total of 12,500,000 shares of Amstar International, Inc. By so doing, Amstar Mortgage Corporation became a wholly owned subsidiary of the Company. We conduct all of our operations through our wholly owned subsidiary. Unless the context requires otherwise, the terms “We,” “Our” and “Us” refer to Amstar International, Inc., a Nevada corporation, and its subsidiary, Amstar Mortgage Corporation.

Our business is a mortgage banker and mortgage broker business devoted to mortgage brokers and certain business services.

BUSINESS

General

Nearly 230 lenders have approved Amstar which allows us to provide clients with a full range of mortgage products including all government, Fannie Mae, Freddie Mac, conventional “A” loans, non-income qualifying loans, sub-prime and hard money loans for home buyers who have credit challenges. The Company’s offers hundreds of mortgage products to borrowers, but the majority of its mortgages can be classified as:

▪	prime first mortgage loans

▪	prime second mortgage loans

▪	prime High Loan To Value (“HLTV”) mortgage loans

▪	subprime High Loan To Value (“HLTV”) mortgage loans

▪	prime home equity lines of credit and

▪	subprime first and subprime HLTV second mortgage loans.

Amstar currently has 148 branches with 11 more in the licensure process. The Company has nearly 343 loan originators throughout these offices. Amstar is licensed or exempt in 27 states and is seeking licensure in 15 additional states at this time. The Company sells substantially all of the mortgage loans it originates. The Company’s cash flow for operations comes largely from loan sales, as well as from revenues generated from sales and services provided to affiliated branches.

We have recently established mortgage banking operations and a commercial lending department. In February 2004 we added sub-prime mortgage banking, and in June, 2004, we added “A” paper mortgage banking. Amstar also established two retail mortgage operations located in Dallas and Houston, Texas.

During our first fiscal year ending September 30, 2003, we originated approximately $484,775,169.95 in various loans. For the fiscal year ended September 30, 2003 the Company generated revenues of $6,396,052. For the three month period ended March 31, 2004, the Company originated 1,357 loans and averaged $74,682,083 in loan originations for each of those three months. During that three month period the 90 day moving average was $165,104 per loan.

Strategy.

The Company’s business strategy focuses on the following:

▪	Establishment of affiliated branches through low affiliated branch start-up costs and flexible financing arrangements.

▪	Generation of loan origination volume through the affiliated branches.

▪	Creating brand loyalty and name recognition through “branding” of multiple affiliated branches.

▪	Expansion of strategic alliances and contacts, including the Peoplesway direct marketing contractors.

▪	Advertising and marketing prices directly to consumers through our affiliated branches.

▪	Creating an efficient, centralized support operation to reduce affiliated branch overhead and permit branches to focus on loan origination.

▪	Add ancillary services such as title insurance and loan lead services, express delivery discount and others.

▪	To generate a mortgage banking loan conduit.

We believe our plan will convert a higher percentage of loan volume into profitable mortgage banking operations. Additionally, we have recently started value-added services such as mortgage banking and commercial lending.

Underwriting Guidelines and Credit Standards.

The Company offers loans to borrowers at competitive interest rates. The Company primarily utilizes a series of industry standard underwriting engines applicable to various types of loans. For Fannie Mae loans we use “Desktop Underwriter™” and Loan Prospector ™ for Freddie Mac loans. We use GMAC’s AssetWise™ for non-conforming loans and subprime. These typically factor key underwriting factors are mortgage history, FICO score, debt ratios, disposable income, loan-to-value, time in home, employment type and history, and occupancy status.

The Company currently employs 2 underwriters. The Company’s underwriters have an average of over five years underwriting experience and an average of over ten years in the mortgage industry. We rarely underwrite individually.

The Company obtains credit information for each applicant often from several sources and generally does not permit the ratio of total monthly debt obligations to monthly gross income to exceed certain program guidelines. FICO credit scores are obtained from a tri-merge, which uses an average from all three national credit reporting agencies, with the final credit report reflecting the median or average credit score.

The Company evaluates its underwriting guidelines on an ongoing basis and periodically modifies such guidelines to reflect the Company’s current assessment of various issues. Generally, for its prime first mortgage loans, home equity lines of credit and subprime mortgage loans, the Company adheres to the standards of its intended buyers. For its HLTV first and second mortgage loans, the Company has established its own set of underwriting guidelines. The following table generally describes the Company’s underwriting guidelines for each of its loan products:

Loan Products.

An breakdown of the loans originated by the Company for the fiscal year ending September, 2003 is:

▪	$72,086,067 in conventional conforming loans resold principally to Fannie Mae and Freddie Mac and primarily first mortgage borrowers

▪	$70,583,265 in non-conventional “jumbo” loans which are typically loans that are too large for conventional conforming loans. They are primarily first mortgage borrowers

▪	$190,080,344 in niche and sub-prime loans resold which include no or low income, poor credit, “no doc” or “no asset”, primarily first mortgage borrowers

▪	$24,868,966 in construction to permanent loans. These are usually prime loans where moneys are advanced to complete construction of the dwelling and then converted to fixed or adjustable rate permanent loans These are primarily first mortgage borrowers.

▪	$125,251,527 in FHA, VA or FmHA loans (sometimes called rural development or “RD” loans)

▪	$1,905,000 in other loans such as Home Equity Lines of Credit (“Heloc”), second mortgages, and home improvement loans.

“Prime” borrower loans are generally acceptable for purchase by FNMA or FHLMC and/or are acceptable to private investors under various nonconforming prime purchase programs. Borrowers with higher creditworthiness are generally eligible for higher loan to value ratio which tend to focus on creditworthiness of the borrowers as opposed to home equity for various other lines. Because the Company’s branches service a variety of geographic and demographic areas, the Company does not focus its efforts on particular credit score ranges or loan types.

Direct Loan Processing

The Company has developed a centralized origination and processing operation with processors at its headquarters in Houston, Texas and at retail offices in Houston and Dallas, Texas. Affiliated branches have their own processors or use approved third party processors.

The Company’s phones are staffed from 8:30 a.m. Monday through 5:00 p.m. Friday. Calls are routed directly to customer service agents, who qualify the borrower. The Company generally does not advance up-front fees such as credit report and appraisal.

Following origination, the Company’s processors in Houston will carry out the majority of the customer transaction, taking over nearly all client interaction immediately after the initial application is taken.

For “A” paper, we offer locked in rates and rapid processing. We use AIG underwriting to handle “A” paper transactions. The Company’s lock policy stipulates that interest rates can only be locked for 30, 60, 90, or 120 days from the date documents are drawn without cost. We have reduced paper processing for individuals with higher credit scores and for “NINA” loans, which are “no income and no asset” loans. The Company’s average time from initial contact to closing for non-construction first mortgage loans was 30 days.

Company History

Amstar Mortgage Corporation was organized under the laws of Texas in October, 2002. Amstar International, Inc. was organized under the laws of Nevada on July 6, 2004 for the purpose of re-domiciling to Nevada, which was effected on August 10, 2004. Howard Wayland, Jr. was the sole shareholder and exchanged all of the outstanding shares of Amstar Mortgage Corporation, a Texas corporation, for 12,500,000 shares of common stock. As a result, Amstar Mortgage Corporation became a wholly owned subsidiary of Amstar International, Inc. Amstar Mortgage Corporation is the operating entity from which all of our operations occur. The combined companies are referred to as “we”, “us”, “our”, “Amstar” or the “Company” except where the context clearly indicates otherwise.

Affiliated Branching

Amstar Mortgage Corporation was formed to create mortgage branching operations using a profit-based branch model sometimes called “Affiliated-Branching”. The branch is networked to the Company’s headquarters which provides loan warehouse arrangements, administrative support such as personnel, human resource, bookkeeping and similar services, quality control, lender contract negotiations and development. All personnel at the affiliated branches are employees of Amstar Mortgage Corporation.

We operate in accordance with the relatively new guidelines of HUD circular letter 00-15. Under HUD circular letter 00-15, allowable affiliated-branch operations are permitted a profit sharing relationship between the branch manager and the Company. Unlike traditional franchises, the affiliated branch is not a separately incorporated or maintained entity. Its books and records, costs, liabilities and operations are reported as an integral part of the Company. To reduce the exposure of the affiliated branches, we often sign very short term leases and have very limited agreements (if any) with branch employees.

Affiliated branching began in the mortgage industry in 1993 and quickly developed into a rapidly growing mortgage segment in the mortgage banking/broker industry. Turnaround time, which includes the licensure process, typically averages thirty days. During this time, the branch is licensed with state regulators and we absorb the general administrative and personnel functions of the branch.

We attempt to identify existing mortgage professionals with proven track records and a history of loan origination production. We generally require that each Manager has a minimum of three years mortgage brokering and banking operations experience, good credit and no felony convictions or state or federal lending regulatory actions.

Qualified affiliated branch prospects are offered profit-based branch office opportunities. Profit derived from each branch is compensated to the branch manager employee, after the Company’s fees and expenses are deducted. Management believes that Amstar is the only affiliated branch mortgage banker offering alternative compensation programs to prospective branch managers. The affiliated branch compensates the Company with either a fixed fee per loan, fixed flat monthly fee or a flexible profit sharing fee split. All the branch expenses are paid by the Company but internally deducted from the branch’s gross proceeds. The net proceeds for the branch are then determined and paid to the branch manager, after deduction of costs and fees payable to the Company. If the branch suffers a loss, the loss is absorbed by the Company but deducted from any future amounts payable to the branch manager.

Branch fees vary from state to state due to differing regulatory climates and costs. Affiliated revenues after deduction of costs and fees to the Company are retained by the branch. The affiliated branch is therefore a compensation program for experienced mortgage professionals. The branch makes retains the affiliated profits generated by the branch after paying the Company and the expenses associated with the branch.

Most of our branches are currently using the flat monthly fee model. This model specifies a fixed amount that must be contributed by the branch each month. Since the monthly fee is fixed, this model provides a more predictable revenue stream to the Company while rewarding the better producing branches.

We believe our affiliated branch flexibility is a marketing advantage. Each Amstar branch may sell its loans to any of over 230 of our approved mortgage lenders. By permitting each branch to choose where to sell its loans, we believe branch managers are given the broadest discretion to maximize their return on their loan portfolio.

We also permit each branch greater support with our quality control and administrative functions. All loans are processed on a central server, permitting our quality control department to access loan files in process. This provides better and more timely reporting functions on mortgages to be sold. Unlike some competitors, we do not mark up mortgage broker loans prior to sales to third parties. We do mark up mortgage banker loans prior to sale.

Affiliated Branching Industry

There are nearly one hundred companies offering affiliated branch mortgage arrangements in the industry today. It is estimated that approximately 3500 profit-based offices currently operate nationwide. Management estimates that the affiliated-branch mortgage industry is growing at over 300% per year. Mortgagemag.com advertises between 150-250 loan officer and branch managers seeking profit-based (affiliated-branch) opportunities each month. We expect continued growth in affiliated branching represents throughout the mortgage lending business.

Many traditional mortgage companies follow real estate company models for compensating its sales personnel, typically using a 50-50 percentage split of the commission. Some companies manipulate the commission by taxes fees and costs. Some real estate companies, notably Remax ™, elected to use a flat monthly fee, effectively increasing the commission share payable to the agent. We have followed that model, becoming the first mortgage company to offer affiliated branch prospects an optional single monthly fee program. With our multiple fee programs options, our affiliated branch managers can select a payment program that they believe will maximize the affiliated branch’s profits. We believe our programs offer qualified loan officers the ability to establish a branch with limited capital and low entry fees.

In addition to Amstar’s Fixed Monthly Program ™ we have created two alternative programs. The Fixed Fee Program ™ is a fixed fee payable to Amstar on a per loan closing basis. The fee is generally $400.00 per closing. The Flex Fee Program ™ divides the sales revenue from a loan closing 90%/10%, with the affiliated branch retaining 90% and 10% payable to Amstar. All expenses are paid by branch. All revenue from the branches is managed on Amstar’s P & L and Balance Sheet to maintain Federal and state guidelines.

Interest Rate Risk

For mortgage banking only, the Company locks in loans on an individual or “flow” basis, primarily to federal savings banks or other bankers. We then “sell forward” to the bankers when the loan closes. In this manner, the Company has minimal interest rate risk.

The Company uses flow basis as its hedging strategy to provide a level of protection against the impact of rapid changes in interest rates. Interest rate fluctuations can affect the value of our mortgage loans from the time the Company commits to fund such loans until the date such loans are sold to investors.

Service Summary

Amstar provides a variety of services that generate revenue:

1.	Affiliated branch offices are established with experienced mortgage professionals.

2.	Mortgage loans are originated through its branch network to consumers.

3.	Commercial loans are sold to qualified buyers through its commercial mortgage brokerage conduit.

4.	Amstar also provides services such as mortgage leads to its branch affiliated work at a cost to the branches.

5.	Origination of commercial real estate mortgages directly from our main office.

6.	Traditional retail mortgage offices in Dallas and Houston, Texas

Delinquencies and Loans

The Company sells its mortgage loans to investors on a “servicing released” basis. Therefore, the Company has no involvement with the administration of the loan after the sale of the loan to investors. There is no recourse against the Company for delinquencies and defaults. The Company receives delinquency or default data from only two of its private investors, so we are unable to speculate as to the overall failure rate. Of the data with prime loans we have received, we have been notified of one delinquent loan in $90 Million in loan volume. FHA has notified us that our default rate is below the national average.

Many loans originated by the Company include adjustable mortgage rates. Under these agreements, the monthly loans payments are periodically adjusted to reflect changes in the interest rates. When interest rates are rising, the monthly loan payments costs to consumers can rise significantly. Management expects considerably greater failure rates during periods of rising interest rates. The adjustable rate mortgages are also sold by the Company on a servicing released basis so that the investors have no recourse against the Company for delinquencies and defaults.

For brokered loans, we do not underwrite or service and have little exposure after the loan is sold. Recourse is limited to fraud or material representations or omissions. To date, the Company has had no buybacks or repurchases as a result of these recourse provisions. We have received no notice of any threatened re-purchases or litigation.

Market Segmentation

The Company has targeted four potential market sources for the sale of its affiliated branches. These include current mortgage brokers, current branches with competitors, loan officers wanting to become branch managers (or brokers) and real estate professionals seeking to have financing capabilities within their office. We intend to offer experienced loan officers with independence as well as administrative support.

HUD has recently announced proposed changes that would prohibit mortgage brokers from assuming or advancing certain closing costs. These rules would not apply to mortgage bankers.

We expect that independent mortgage broker offices will decline when and if the HUD rules become effective. We expect that some of the mortgage loan officers will seek associations with mortgage bankers who do not have to comply with the rules. The proposed HUD rules and other matters are discussed in more detail in this prospectus under the caption “BUSINESS, Regulation.”

We are currently developing a training program to assist prospective affiliated branch loan officers in the transition from traditional mortgage loan offices to the affiliated branch concept. These training programs will use DVDs to train each aspect of the mortgage operations.

Management compiled the following table to analyze the current constellation of mortgage professionals. We derived our estimates from figures available at the websites of state mortgage licensing bureaus, the National Association of Mortgage Brokers, and general information available to the Company.

Table: Market Analysis Estimate

Mortgage Professionals	Growth	2004	2005	2006	2007	2008	CAGR

Mortgage Brokers	-5%	45,000	42,750	40,613	38,582	36,653	-5.00%
Current	230%	3,500	10,500	31,500	94,500	283,500	230.00%
Competitors
Offices
Loan Officers	5%	400,000	420,000	441,000	463,050	486,203	5.00%
Real Estate	2%	1,000,000	1,020,000	1,040,400	1,061,208	1,082,432	2.00%
Professionals
Other	0%	0	0	0	0	0	0.00%

Total		1,448,500	1,493,250	1,553,513	1,657,340	1,888,788

Target Market Segment Strategy

We believe the targeted markets for our affiliated branch opportunities are as follows:

1.	Current mortgage brokers. With the imposed HUD rule changes to RESPA (Real Estate Settlement and Procedures Act) many of the estimated 45,000 mortgage brokers nationwide will be subject to the new HUD regulations.

2.	Seasoned loan officers who may seek profit-based branching in lieu of starting their own mortgage broker business.

3.	Current affiliated-branches with competitors.

4.	Real estate professionals who wish to offer loan products directly to their customers.

5.	Traditional branch networks. This final target will lend directly to customers from Amstar’s traditional retail offices. Loans made direct to consumers will be done through direct marketing channels to consumers using the internet and direct marketing mailers. This will eliminate direct competition between Amstar’s retail and profit-based branch network.

Each branch office generally concentrates on some product niche. Many offices do exclusively sub-prime while other offices concentrate on Jumbo loans. With a diversity of offices, Amstar can market to diverse segments of the residential housing market.

Amstar expects to offer commercial lending, mortgage banking to provide branch offices with a wide variety of products to sell. Additional value-added services can be offered through loan originators.

Marketing Strategy

Marketing sales strategy at Amstar is based upon the services in its product line. There are two main strategies:

▪	Sales to potential affiliated-branches

▪	Sales to consumers from these retail locations.

We market our affiliated branching primarily through these six methods:

1. Amstar has internet ads with MortgageMag.com. This generates nearly one hundred calls per week. These calls are generally from mortgage professionals interested in potential affiliated branches.

2. Amstar has and expects to again market through ads in industry publications like Mortgage Press, Scotsman’s Guide and Mortgage Originator.

3. Amstar receives referrals through its branches.

4. Amstar has regional sales personnel to promote the company and sell its affiliated-branches.

5. Amstar uses telemarketing sales staff to call leads from licensed mortgage professionals.

6. Establishing strategic alliances, such as the agreement with Peoplesway, where advertising and permitted incentives are used to create person to person contact and referrals.

Loan origination marketing is expected through three media:

▪	Loan products will be target specific in ad placement for debt consolidation, “renters to own” program and similar ads in local sales papers.

▪	Purchasing of telemarketing and internet leads.

▪	Broad discretion to the sales efforts our 343 loan originators and managers.

▪	Strategic Alliance with Peoplesway.com, Inc. and its network of multi-level marketing agents.

Geographic Markets

As of June 15, 2004 the Company was licensed and makes loans secured by first liens in 24 states including Alabama. Alaska, Arkansas, California, Colorado, Florida, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Michigan, Missouri, Mississippi, Montana, North Carolina, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Virginia, Wyoming. In Indiana, Montana and Wyoming we have been approved but do not have open branches. We currently have applications pending in Arizona, Connecticut, Delaware, Illinois, Massachusetts, Nebraska, Nevada, New York, New Jersey, New Mexico, Ohio, Rhode Island, South Carolina, South Dakota and Washington.

Since inception, the three states with the largest number of loan originations in order were Florida, Texas and California, which accounted for approximately half of the total number of mortgage loans originated.

Quality Control

We have implemented quality control policies for the branches at both the pre-funding and post-funding stages throughout the loan process. Our procedures are designed to ensure that loans originated meet the guidelines established by investors for securitizing and reselling the loans. Each branch manager has at least three years experience in mortgage originations. All are familiar with the quality control policies that we have established.

These policies include employment and income verification, appraisals, credit checks, and debt-to-income ratios. Financial statements and tax returns are required for the self-employed. Our loan originators ensure that all loans meet the “investment quality” guidelines for resale prior to releasing loan proceeds. Our underwriters certify that loan documentation is complete and ready for sale to secondary market. The underwriter also ensures that all loans are in compliance with federal and state guidelines,

Loan closers review title to determine that the documents of title effectively vest the deed and mortgage in the underlying real estate. Title commitments and endorsements are reviewed lien positions and closing documents are signed executed correctly. Loan documents are checked to determine that the documents and their terms match the approved loan. Upon which the loan was approved, including the loan program, loan amount, interest rate, and all other relevant components of the loan.

Regulation

The Company’s business is subject to extensive regulation at both the federal and state level. Regulated matters include affiliated branching, loan origination, truth in lending and certain credit practices, allowable maximum interest rate, finance and ancillary charges, required disclosures to applicants, security instruments, collection, foreclosure and claims procedures, surety, bonding, qualification and licensing requirements and other unfair trade practice laws and regulations.

Truth in Lending. Regulation Z, promulgated under The Truth in Lending Act (“TILA”) sets forth disclosure requirements designed to protect consumers. Regulation Z requires standardized information in a form understandable by the consumer with regards credit terms and conditions. The object of Regulation Z is to enhance the ability of consumers to compare terms of available credit. TILA provides consumers a three day right to rescind under certain conditions. Violations of the requirements of Regulation Z and TILA in general could permit consumers to rescind their loans and demand the return of finance charges and fees, among other things.

The Riegle Act made certain amendments to TILA (the “TILA Amendments”) in 1994. With respect to certain “Covered Loans”, these Amendments generally require that total loan origination fees must not be in excess of eight percent of the total loan amount or $400, whichever is greater, or n annual percentage rate of not more than ten percentage points above certain U.S. treasury

Covered loans do not include mortgage loans to finance the initial acquisition of a home or the construction of the dwelling.

In addition, the Riegle amendments prohibit lenders from:

▪	Originating Covered Loans based only on the borrower’s home equity. These rules require the mortgage underwriter to consider the borrower’s ability to repay.

▪	Adding repayment fee clauses in Covered Loans if the borrower’s debt-to-income ratio is in excess of 50%.

▪	Adding repayment fee clauses in Covered Loans if refinancing an existing loan with the same lender or an affiliate.

▪	Including certain balloon payments and/or negative amortization features.

The Riegle Amendments also require greater disclosure to the borrower

Other Lending Laws. The Company is subject to the Fair Housing Act and regulations which prohibit various discriminatory practices in connection mortgage lending. Regulation B prohibits the Company from discriminating against applicants on the basis of race, color, religion, national origin, sex, age or marital status. It also prohibits the Company from requires certain disclosures, including the reason(s) for any credit denial. Asking loan applicants for certain types of information is also prohibited. If an applicant is denied credit or the rate or offered credit at an increased charge as a result of information supplied by a consumer credit agency, the Company must supply the name and address of the credit reporting company to the applicant.

The Company is also subject to Fair Housing Act and the Equal Credit Opportunity Act, which generally prohibit discrimination based on race, creed, color, or national origin. Both of which are regulated by HUD and the various states. We are also subject to privacy regulations under Gramm, Bliley Leach. We are also subject to RESPA and the Home Mortgage Disclosure Act.

State and Local Laws. We are also subject to state and local laws and regulations such as the licensing of mortgage bankers and state level disclosure acts. Failure to comply can subject the Company to civil or criminal liability, fines, administrative sanctions, and loss of the ability to originate mortgage loans.

Under the Real Estate Settlement and Procedures Act (RESPA) the U.S. Department of Housing and Urban Development (HUD) promulgates rules for mortgage brokers. HUD rules require that brokers disclose premiums received from investors. Currently, mortgage bankers do not have to disclose their secondary market profits.

HUD has proposed rule changes in 2004 regarding par premium (over 100% of the loan amount), also known in the industry as Service Release Premium (SRP). These premiums represent the difference between the Yield Spread Premium (YSP) and the par premium. The proposed rules would prohibit brokers from receipt of above par premiums from investors on some loan products. The rules would not apply to mortgage bankers.

SRPs have been widely used in the industry to offset the closing costs or brokerage fees that would otherwise be charged to the consumer. We believe that this rule, when and if it takes effect, will place existing mortgage brokers at a competitive disadvantage. Mortgage bankers who fund their own loans and sell them in the secondary market will not affected. Management believes that Amstar the implementation of the rule will likely cause many existing mortgage brokers to seek alternative arrangements, such as the affiliated branching offered by the Company.

Competition

The mortgage origination and sales industry is intensely competitive. Various loans are offered by a wide variety of competitors, including direct sale and consumer finance companies, mortgage bankers, national and regional commercial banks, credit unions, credit card companies, real estate and insurance companies. Major competitors that incorporate affiliated branches to some degree include Money Tree Lending, Allied

Capital, Challenge Mortgage, Novastar, Carteret Mortgage, and First Metropolitan Mortgage. Many of these competitors have considerably greater financial and marketing resources, are substantially larger and have technological advantages over the Company. Practically all offer mortgage loan products that are substantially similar to those offered by the Company.

Our competition can occur in the enticements offered to affiliated branch prospects and to the origination of mortgage loans itself. Competitive factors for loan origination include convenience, customer service, loan terms, fees and costs, and interest rates. Many of our competitors have existing marketing and distribution channels such as commercial banks and consumer finance companies. Others market directly to the consumer through television and mass media.

Since affiliated branches are relatively new, most of the more established competitors have not yet established a network. In addition, there have been certain affiliated branch companies that did not comply with state and federal law, so the reputation of the industry may have caused some competitors to hesitate. If any of these competitors significantly expands its affiliated branch activities, the Company’s ability to attract qualified managers could be adversely affected. Affiliated branch prospects may be enticed by the longer histories, better financing, more extensive marketing and greater support that many of our competitors could offer.

Additional competition in loan originations may lower the fees and rates the branches charge borrowers. Mortgage originations are sensitive to fluctuations in interest rates and general economic conditions. Adverse changes in rates or general economic conditions may adversely affect the Company’s revenues. When rates are rising, competitors often lock in loans with low borrowing costs. When rates are declining, many mortgagors refinance their loans.

Agreement with Peoplesway

On June 9, 2004 we entered into a strategic alliance agreement (the “Agreement”) with Peoplesway.Com, Inc. (“Peoplesway”. Peoplesway is an electronic commerce and Internet services company that maintains an Internet destination called “Peoplesway,” located at www.peoplesway.com. Peoplesway is a public company that has registered its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended.

The Peoplesway Website offers goods and services for sale, including: cosmetics, beauty products, and health supplements, which can be obtained directly through the Web site, or by calling a customer service team members. The majority of your goods and services are sold through approximately 14,000 independent contractors.

Peoplesway agrees to promote the Agreement to its existing network of independent contractors and shall from time to time thereafter promote the arrangement to newly added independent contractors. Peoplesway’s promotion of our services will include:

a.             Website. Peoplesway will promote the arrangement and the discounted mortgage services on its website at www.peoplesway.com;

b.             Printed Materials and Media. Peoplesway may also, from time to time, include printed materials, coupons, flyers or similar advertisements in routine mailings and shipments to its network of independent contractors.

c.             Appearances by Mr. Monroe. Donald R. (“Pete”) Monroe, Peoplesway’s Chairman, will be available for appearances and attendance at up to four (4) Amstar sponsored events during the first year. We agree to pay Mr. Monroe’s costs, including travel, accommodations, meals and an unallocated per diem expense allowance of $250 per day.

For entering into this Agreement, we agreed to issue to Peoplesway 500,000 Units, consisting of one share of common stock, two Class A Warrants and four Class B Warrants. We will issue the common voting stock, par value $0.001, from the authorized but unissued shares of our stock. Peoplesway intends to distribute the securities to its shareholders under this registration statement. We agreed to register those transactions and also agreed to register the resale of the shares by the Peoplesway shareholders, all at our expense.

REPORTS TO SECURITY HOLDERS

After the effective date of this document, we will be subject to the reporting requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Warrant Agent, Transfer Agent and Registrar

          We have appointed Transfer Online, Inc., 317 S W Alder Street, 2d Floor, Portland, OR 97204, as the warrant agent for the Class A and Class B Warrants and the transfer agent and registrar for our publicly traded units and common stock.

FEDERAL INCOME TAX CONSEQUENCES
OF THE PEOPLESWAY DISTRIBUTION

The following discussion is a general summary of current Federal Income tax consequences of the Peoplesway distribution as presently interpreted by counsel to the Company. A shareholder’s particular tax consequences may vary depending on his individual circumstances. This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their respective particular circumstances or that may be relevant to certain holders that may be subject to special treatment under U.S. federal income tax law (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, person who hold shares as part of a straddle, hedging, constructive sale, or conversion transaction, persons who acquire shares through exercise of employee stock options or otherwise as compensation for services, and U.S. Persons whose functional currency is not the U.S. dollar). This summary does not address certain special rules that apply to Non-U.S. Holders that are “controlled foreign corporations,” “foreign personal holding companies,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax. Furthermore, this summary does not address any aspects of state, local or foreign taxation. This summary is limited to those persons that hold our shares as “capital assets” within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, the following discussion assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes. You are urged to consult your own tax advisor as to the particular tax consequences to you of the Peoplesway distribution, including, without limitation, the applicability and effect of any state, local or foreign tax laws and the possible effects of changes of applicable tax laws.

The Internal Revenue Service will not give an advance ruling as to the valuation of our common stock to be distributed as a dividend by Peoplesway to its shareholders. The IRS is not bound by any determination made by Peoplesway as to the fair market value of the property distributed to the Peoplesway shareholders.

The distribution of our common stock to Peoplesway shareholders as a dividend may be a taxable event. Section 301 of the Internal Revenue Code of 1986 provides that the taxable amount of the dividend shall be the fair market value of the property distributed. Section 316 of the Code provides generally that a corporate distribution will be treated as a dividend to the extent the distribution is paid out of earnings and profits accumulated since 1996, or out of earnings and profits for the year of the distribution. Management believes that Peoplesway does not have accumulated earnings and profits since 1996. There are also no earnings and profits for the year of distribution measured through March 31, 2004. Accordingly, the distribution will be taxable as an ordinary dividend only to the extent that there are earnings and profits for remainder of the fiscal year 2004 of distribution.

Dividends on Shares. Any distribution of cash or property (other than our shares or warrants to acquire our shares) received by a U.S. Holder with respect to our shares (including a payment received in a redemption that does not qualify as an “exchange” under Section 302(b) of the Code) will constitute a “dividend” for

U.S. federal income tax purposes to the extent of our accumulated or current earnings and profits. Any such distribution that exceed our current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his or her shares and any distribution in excess of such tax basis would give rise to capital gain. Any dividend received by a U.S. Holder that is an individual is currently subject to U.S. federal income tax at a maximum rate of 15%, provided that certain holding period requirements are met. Any dividend received by a U.S. Holder that is itself a corporation may be eligible for a dividends-received deduction under Section 243 of the Code. The rate of the dividends-received deduction is generally 70%. The dividends-received deduction is subject to certain limitations. For example, the deduction may not be available if the corporate U.S. Holder does not satisfy certain holding period requirements with respect to its shares or it the shares are “debt-financed portfolio stock.”

Sales of Shares. Upon a sale of our shares (including a redemption that qualifies as an “exchange” under Section 302(b) of the Code), a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale and the U.S. Holder’s adjusted tax basis in such shares. Any gain or loss recognized on a sale of shares by a U.S. Holder will be a capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held or is deemed to have held the shares for more than one year at the time of disposition. Any long-term capital gain recognized upon a sale of shares by a U.S. Holder that is an individual is currently subject to U.S. federal income tax at a maximum rate of 15%. Certain limitations apply to the deductibility of capital losses for U.S. federal income tax purposes.

Backup Withholding and Information Reporting. In general, information reporting requirements will apply to dividends in respect of the shares, or the proceeds received on redemption of shares, paid to U.S. Holders other than certain exempt recipients (such as corporations). Any dividend payment made by us to a U.S. Holder will be subject to backup withholding (at a rate of 28%), unless the U.S. Holder provides to us a certification, under penalties of perjury, of the U.S. Holder’s taxpayer identification number, or the U.S. Holder otherwise establishes an exemption. The requisite certification may be made on an IRS Form W-9. Amounts withheld from a U.S. Holder under the backup withholding rules are generally allowable as a credit against the U.S. federal income tax liability (if any) of the U.S. Holder, and the U.S. Holder may obtain a refund of any amounts withheld which exceeds the U.S. Holders actual U.S. federal income tax liability, provided that the required information is furnished to the IRS.

If Peoplesway has no earnings and profits for fiscal year 2005, then the distribution will not be treated as a dividend of Peoplesway of the fair market value of the property distributed. If Peoplesway has earnings and profits for the fiscal year 2005, but not enough earnings and profits to cover the value of the property distributed, then the distribution will be taxed as an ordinary income dividend to the extent of the earnings and profits through fiscal year 2005. If Peoplesway has earnings and profits through fiscal year 2005 that exceed the fair market value of the property distributed, then the entire distribution will be considered a taxable dividend to the shareholders.

Corporate holders of Peoplesway shares (other than S Corporations) may be entitled to the dividends-received deduction, which would generally allow such shareholders a deduction, subject to certain limitations, from their gross income of either 70% or 80% of the amount of the dividend depending on their ownership percentage in Peoplesway. The holding period for the Peoplesway shareholders for our common stock received in the Peoplesway distribution will commence on the date of the Peoplesway distribution.

Computation of Fair Market Value. For income tax purposes, Fair Market Value is the price at which a willing buyer and a willing seller would agree to exchange property, neither being under a compulsion to buy or sell. Fair market value must be determined on the date (or as close to as possible) of the distribution. Since there is no trading market for our common stock, fair market value will be calculated at the appropriate time using other valuation techniques. We are going to use the net book value of our common stock on the date of distribution, since there is currently no trading market for our common shares. As of March 31, 2004, the taxable dividend value of each of the common shares to be distributed to Peoplesway shareholders would be $0. This is arrived at by dividing our negative shareholders equity on March 31, 2004, by the number of our common shares outstanding.

The recipients of the distribution are not paying for the shares received and are therefore not making a decision about investing in the shares. The tax consequences of the distribution do not change the fact that shareholders of Peoplesway common stock will receive the shares without any direct payment for them. The information about the amount of the taxable dividend per share will be delivered to each shareholder in the ordinary course of business after the computation of earnings and profits for Peoplesway .

TREATMENT OF NON-U.S. HOLDERS

Dividends on Shares. A dividend received by a Non-U.S. Holder (including a payment received in a redemption that does not qualify as an “exchange” under Section 302(b) of the Code) on our shares will be subject to withholding of U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless the dividend income is effectively connected with a United States trade or business conducted by the Non-U.S. Holder (and the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI certifying such fact). This withholding applies even if the Non-U.S. Holder has furnished the certification required to avoid backup withholding (see “Backup Withholding and Information Reporting” above) with respect to the dividend. Any dividend that is effectively connected with a United States trade or business conducted by the Non-U.S. Holder will be subject to U.S. federal income tax at normal graduated rates (and if the Non-U.S. Holder is a corporation, the dividend may also be subject to an additional branch profits tax). In order to claim treaty benefits (such as a reduction in the rate of U.S. withholding tax), the Non-U.S. Holder must deliver to us a properly executed IRS Form W-8BEN or Form W-8IMY prior to the dividend payment. If the Non-U.S. Holder is an entity that is classified for U.S. federal income tax purposes as a partnership, then unless this partnership has entered into a withholding agreement with the IRS, the partnership will be required, in addition to providing an IRS Form W-8IMY, to attach an appropriate certification by each partner, and to attach a statement allocating the dividend income among the various partners. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale of Shares. Any gain or loss recognized by a Non-U.S. Holder upon a sale of shares (including a redemption that qualifies as an “exchange” under Section 302(b) of the Code) will be a capital gain or loss. Any such capital gain will not be subject to U.S. federal income tax, unless: (1) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder; (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or (3) we are, or have been during certain periods preceding the disposition, a “United States real property holding corporation” and either our shares are not regularly traded on an established securities market or you have owned more than 5% of our Shares at any time during a specified period. If you are described in clause (1), then you will be subject to tax on the gain derived from the sale under regular graduated United States federal income tax rates and, if you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If you are described in clause (2), then you will be subject to a flat 30% tax on gain derived from the sale, which may be offset by United States source capital losses (even though you are not considered a resident of the United States). We do not believe we are a “United States real property holding corporation,” and we do not expect to ever become one.

Backup Withholding and Information Reporting. We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to a Non-U.S. Holder and the tax withheld (if any). This information may also be made available to the tax authorities in the Non-U.S. Holder’s country of residence. A Non-U.S. Holder will not be subject to backup withholding on dividends on our shares if the owner of the shares certifies under penalties of perjury that it is not a U.S. Person (such certification may be made on an IRS Form W-8BEN), or otherwise establishes an exemption. If a Non-U.S. Holder sells shares through a U.S. office of a U.S. or foreign broker, the payment of the sale proceeds by the broker will be subject to information reporting and backup withholding, unless the owner of the shares provides the certification described above (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or otherwise establishes an exemption. If a Non-U.S. Holder sells shares through a foreign office of a broker, backup withholding is not required. Information reporting is required if: (1) the broker does not have documentary evidence that the holder is not a U.S. Person; and (2) the broker is a U.S. Person or has certain other connections to the United States. Amounts withheld from a Non-U.S. Holder under the backup withholding rules are generally allowable as a credit against the U.S. federal income tax liability (if any) of the Non-U.S. Holder, and the Non-U.S. Holder may obtain a refund of any amounts withheld which exceed the Non-U.S. Holder’s actual U.S. federal income tax liability, provided that the required information is furnished to the IRS.

U.S. Estate Tax. Any shares of our Common Stock that are held by an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of his or her death generally will be treated as United States situs assets for U.S. federal estate tax purposes and will be subject to U.S. federal estate tax, except as may otherwise be provided by an applicable estate tax treaty between the United States and the decedent’s county of residence. If no U.S. executor has been appointed by the Non-U.S. Holder, depending upon the circumstances, and if no estate tax treaty applies, we may be required to file a U.S. estate tax return on behalf of the Non-U.S. Holder, and pay applicable U.S. estate taxes on his or her behalf.

MANAGEMENT’S DISCUSSION AND ANALYSIS

                The discussion contained in this prospectus contains “forward-looking statements” that involve risk and uncertainties. These statements may be identified by the use of terminology such as “believes”, “expects”, “may”, or “should”, or “anticipates”, or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled “risk factors,” as well as those discussed elsewhere in this prospectus.

                CAUTIONARY STATEMENT IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER FROM THOSE PROJECTED IN FORWARD LOOKING STATEMENTS.

                PURSUANT TO THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, READERS OF THIS REPORT ARE ADVISED THAT THIS DOCUMENT CONTAINS BOTH STATEMENTS OF HISTORICAL FACTS AND FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY THE FORWARD LOOKING STATEMENTS. EXAMPLES OF FORWARD LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO (I) PROJECTIONS OF REVENUES, INCOME OR LOSS, EARNINGS PER SHARE, CAPITAL EXPENDITURES, DIVIDENDS, CAPITAL STRUCTURE AND OTHER FINANCIAL ITEMS, (II) STATEMENTS OF OUR PLANS AND OBJECTIVES WITH RESPECT TO BUSINESS TRANSACTIONS AND ENHANCEMENT OF SHAREHOLDER VALUE, (III) STATEMENTS OF FUTURE ECONOMIC PERFORMANCE, AND (IV) STATEMENTS OF ASSUMPTIONS UNDERLYING OTHER STATEMENTS AND STATEMENTS ABOUT OUR BUSINESS PROSPECTS. THIS REPORT ALSO IDENTIFIES IMPORTANT FACTORS, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY THE FORWARD LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE THE FACTORS DISCUSSED UNDER THE HEADING “RISK FACTORS” BEGINNING AT PAGE 6 OF THIS PROSPECTUS.

                THIS SECTION, “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” SHOULD BE READ IN CONJUNCTION WITH OURAUDITED CONSOLIDATED AND UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

                We formed Amstar Mortgage Corporation, a Texas corporation on October 10, 2002. On July 6, 2004 we formed Amstar International, Inc. a Nevada corporation, for the purpose of re-domiciling the Company to the state of Nevada. On August 10, 2004, our sole shareholder exchanged all of the outstanding shares of Amstar Mortgage Corporation for 12,500,000 shares of Amstar International, Inc. This effectively made Amstar Mortgage Corporation a wholly owned subsidiary of Amstar International, Inc. All of our operations are conducted through our subsidiary, Amstar Mortgage Company.

                We are a consumer finance company primarily engaged in the business of originating, selling mortgage loans secured by single family residences. We operate through a network of affiliated branches, sometimes called “net branches,” that consist of independently managed retail mortgage branches

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Year Ended September 30, 2003

Results of Operations

                Results of operations for the year ended September 30, 20043are summarized below. Comparisons to prior periods are meaningless since this was the first year of operations and prior periods would necessarily be zero.

Sales.

                Mortgage origination revenue was $6,396,052. All revenues were from unrelated third parties and were made to retail consumers. These revenues consisted on sales of affiliated branch offices, monthly payments due from affiliated branches and spreads on loans sold by the mortgage banking division.

Expenses.

                Mortgage origination revenues for the year totaled $6,396,052 with origination expenses of $225,135, leaving a gross profit of $6,170,917.

                General and administrative expenses were $6,129,485, which consisted of $2,656,773 in employee compensation and benefits and $3,472,712 in branch office expenses, leaving an operating income of $41,432. Interest expense was $1,751.

                We expect increases in expenses through the year 2004 as we add more branches and further our business plan. We expect the increase primarily in sales related expenses.

Income/ Losses.

                Operating income for the year was $41,432. We added $10,510 in other income and closed the year with $50,191 income before taxes and net income of $43,178. There is no meaningful comparison period.

                We believe these figures reflect the early stages of our business plan. There can be no assurance that our revenue growth can be sustained in the future. We estimate that revenues will increase substantially in 2004. We believe that cash flow from operating activities will be sufficient to meet liabilities. We will need additional capital during 2004 to fulfill our business plan, enhance the site and engage in marketing. If revenues increase during 2004, we expect to have sufficient cash flow from operations.

Impact of Inflation.

                We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of labor by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources.

                At year end, we had accounts receivable of $71,672 and accounts payable of $14,825. We had accrued liabilities of $191,239 and had deferred income tax payable of $2,275. Net cash flows applied to operating activities were $197,200.

                Cash flows from investing activities were $186,621 which consisted of $116,321 in property and equipment and $317,318 in real estate. Notes payable were $247,018. Net cash provided by investing activities were $186,621. We had cash flows from financing activities of $238,403 net of draws. There are no meaningful comparison periods. Investing activities included transactions with related parties which are not likely to recur. Subsequent to this date, the related parties withdrew the real estate and accompanying liabilities.

                Overall, we have funded our cash needs from inception through September 30, 2003, through operations and by transactions with related parties.

Assets

                We had cash on hand of $248,982 at September 30, 2003 with total current assets of $320,654. Our fixed assets were residential real estate of $317,318, furniture and fixtures of $63,087, automobiles of $31,320 and leasehold improvements of $21,914. Our total assets were $736,938.

Liabilities

                Our current liabilities totaled $224,034 and included $14,825 in accounts payable, $191,239 in accrued liabilities, and $17,970 in the current portion of our long term debt.

                Non-current liabilities included $2,275 for deferred taxes payable and $229,048 for long term debt, net of the current portion. Our total liabilities were $455,357.

Stockholder’s Equity

                For the fiscal year ending September 30, 2003, we had paid in capital of $238,402 and retained earnings of $43,178. We have authorized 55,000,000 shares of stock, including 50,000,000 voting common stock of which 13,000,000 are outstanding and 5,000,000 preferred shares of which none are outstanding, (after adjustment for the stock exchange that occurred on August 10, 2004.)

                We will substantially rely on the revenue from our business. If the projected revenues fall short of needed capital we may not be able to sustain our capital needs. There can be no assurance that additional capital in the future will be available to us when needed or available on terms favorable to Amstar.

                On a long-term basis, liquidity is dependent on continuation and expansion of the affiliated branch operations, receipt of revenues, and additional infusions of capital and perhaps debt financing. We are planning significant expansions to our affiliated branch network and additional personnel.

                Demand for our services will be dependent on, among other things, market conditions in the real estate markets, interest rates, the mortgage broker market in general, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of revenues from the sales of our affiliated branches, our business operations may be adversely affected by our competitors. Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans.

SEVEN MONTH PERIODS ENDING APRIL 30, 2004 (Unaudited)

                For the seven month period ending April 30, 2004, we had revenue of $11,915,480 as compared to $1,859,809 for the seven month period ending April 30, 2003 (which may sometimes be referred to as the “prior period.”) Origination expenses increased from $36,486 in the prior period to $522,473 and gross profit increased to $11,393,007 as compared to $1,823,323 in the prior period.

                General and administrative expenses increased from $1,304,797 in the prior period to $5,898,440. Operating income increased from $63,649 to $92,346. Net income improved to $85,527 from $70,019 in the prior period.

                For the period ending April 30, 2004, net cash applied to operations was $528,050 as opposed to $90,393 for the prior period. Net cash from investing activities dropped from $151,818 to $32,529. There was no paid in capital for the period ending April 30, 2004 while $238,402 was paid in capital during the prior period.

                The expansion of revenues resulted from the continued sales of affiliated branch offices and the mortgage originations occurring at the branches. The home office originations and the loan spreads were not a material factor in these changes. Since the Company has employed practically all of its resources into the growth of the affiliated branch network, the net income for the seven months ending April 30, 2004 was only about 22% while the increase in revenues was over 600%. This is attributable to the increase in general & administrative and branch office expenses which grew from $454,877 in the prior period to $5,402,221 in the same period this year.

The following chart demonstrates the changes for the seven month period ending April 30, 2003 and the same period ending April 30, 2004.

AMSTAR MORTGAGE CORPORATION
STATEMENTS OF OPERATIONS FOR THE
SEVEN MONTH PERIODS ENDING APRIL 30, 2003 AND APRIL 30, 2004

	Seven Months Ended April 30,

	2003	2004
	(Unaudited)	(Unaudited)

MORTGAGE ORIGINATION REVENUE	$1,859,809	$11,915,480

ORIGINATION EXPENSES	(36,486)	(522,473)

GROSS PROFIT	1,823,323	11,393,007

GENERAL AND ADMINISTRATIVE EXPENSES
Employee Compensation & Benefits	1,304,797	5,898,440
General & Administrative and Branch Office Expenses	454,877	5,402,221

OPERATING INCOME	63,649	92,346

OTHER INCOME & EXPENSES
Other Income (Expenses)	24,638	4,180
Interest Expense	—	(13,440)

INCOME BEFORE INCOME TAXES	88,287	83,086

INCOME TAX BENEFIT (EXPENSE)	(18,268)	2,441

NET INCOME	$70,019	$85,527

WEIGHED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	10,000	10,000

NET INCOME (LOSS) PER SHARE	$7.00	$8.55

	Seven Months Ended April 30,

	2003	2004
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$70,019	$85,527
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
Depreciation	—	30,347
Changes in Operating Assets and Liabilities:
Accounts Receivable	—	(91,589)
Income Tax Receivable	—	(12,845)
Accounts Payable	—	9,555
Accrued Liabilities	18,268	500,513
Deferred Income Taxes Payable	—	497
Other assets	—	200
Escrows	2,106	5,845

Net cash applied to operating activities	90,393	528,050

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) in property and equipment	(27,000)	(52,682)
(Increase) in real estate	(317,318)	—
Increase in notes payable	192,500	20,153

Net cash provided by investing activities	(151,818)	(32,529)

CASH FLOWS FROM FINANCING ACTIVITIES
Paid-In-Capital (Net of Draws)	238,403	—

NET INCREASE IN CASH	176,978	495,521

CASH BALANCE, BEGINNING OF YEAR	—	248,982

CASH BALANCE, END OF YEAR	$176,978	$744,503

DESCRIPTION OF PROPERTY

The Company’s main offices are located at Amstar International, Inc., 10851 Scarsdale Boulevard, Suite 800, Houston, Texas. Rent is approximately $4,500 per month. We believe these offices will be sufficient for at least the next twelve months.

We also enter into Property Lease Contracts with each affiliated branch. The leases automatically terminate upon the cessation of the affiliated branch relationship with Amstar. Most of the leases are terminable by Amstar on short notice. A list of our affiliated branches has been filed as an exhibit to this registration statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 6, 2004 we incorporated Amstar International, Inc. in Nevada. On August 10, 2004 , Mr. Wayland exchanged all of the outstanding stock of Amstar Mortgage Corporation for 12,500,000 shares of Amstar International, Inc., effectively making Amstar Mortgage Corporation a wholly owned subsidiary of the Company.

In August 2004, we agreed to issue 100,000 shares of restricted common stock to Charles Barkley, our securities counsel, to partially defray the costs of attorneys fees.

We also agreed to issue 200,000 shares to Donald R. (“Pete”) Monroe or his designees, for financial consulting services. Mr. Monroe has agreed to use his best efforts to render financial services associated with our attempts to have our common stock traded publicly in the future. A copy of the Consulting Agreement with Mr. Monroe has been filed as an exhibit to this registration statement. These services include:

▪	Personal appearances at up to four (4) Amstar events, including lectures, seminars and social events;

▪	Negotiations with prospective transfer agents and negotiation of a transfer agent agreement;

▪	Obtaining CUSIP numbers and assisting with documentation for application for listing on the OTC Bulletin Board;

▪	Discussions with brokers, investment bankers, investment relations persons and other persons regarding Peoplesway and the strategic alliance with Amstar;

▪	Obtaining CIK codes and coordinating EDGAR services;

▪	Other consulting services.

On June 9, 2004 we entered into a strategic reliance Agreement with Peoplesway.com, Inc. The agreement with Peoplesway has been set forth in detail in this Prospectus under the heading “Description of Business - Agreement with Peoplesway.” We arbitrarily valued these Units at $1.25 per share.

We believe these were private placements within the meaning of the rules and regulations under the Securities Act. There were no proceeds from these transfers other than our arbitrary valuations of the future services. We relied upon the exemptions from registration provided by Section 4(2) and Regulation D of the Securities Act, and on comparable exemptions under state laws. We believe these exemptions were available because the issuances were made to a de minimus number of sophisticated persons, in transactions not involving a public offering. We arbitrarily assigned a value of $1.25 to these shares. These transactions are set forth in detail in this Prospectus under the heading “Organization Within the Last Five Years.”

On August 16, 2004, we offered 200,000 shares of our common stock to accredited investors only at a price of $1.00 per share under Rule 506 of Regulation D. Our CFO, William R. Wayland, Jr., purchased 50,000 shares in the private placement. Mr. Wayland is an affiliate of the Company and may not resell these shares except in compliance with Rule 144 or pursuant to a valid registration statement.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. These shares were issued based on the following facts: (1) the issuances were isolated private transaction which did not involve a public offering; (2) there were only four offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offerees were sophisticated investors; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; (7) there was no cash consideration paid: (8) all of the offerees are directors, employees or consultants to the company or family members of the Company’s CEO.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.

                Our Common Stock is not currently quoted or traded on any exchange. We plan to eventually seek listing on the over-the-counter Bulletin Board. We cannot guarantee that we will obtain a listing. Although we plan to obtain a market maker for our securities, our management has not yet discussed market making with any market maker or broker dealer. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed, or if developed, will be sustained.

                A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

Holders

                There are 2  record holders of our Common Stock as of the date of this prospectus.

Dividends.

                We have not declared any cash dividends with respect to our Common Stock and we do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

Penny Stock Characterization

Our Shares are “penny stocks” within the definition of that term as contained in the Securities Exchange Act of 1934, which are generally equity securities with a price of less than $5.00. Our shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. These will impose restrictions on the marketability of the common stock.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of selling security holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected, with concomitant adverse affects on the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

We have no outstanding options and no outstanding warrants except those being registered in this prospectus.

Agreements to Register.

                There are no agreements to register any shares except as set forth in this registration statement.

Shares Eligible for Future Sale.

                Upon effectiveness of this registration statement, the 1,200,000 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our “affiliates”, which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

                Future sales of stock owned by our affiliates may be permitted according to Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

EXECUTIVE COMPENSATION

No compensation in excess of $500,000 was awarded to, earned by, or paid to any executive officer of Amstar during the years 2003 and 2002, except as described below.

The following table and the accompanying notes provide summary information for each of the last three fiscal years concerning cash and non-cash compensation paid or accrued by Howard Wayland, Jr. and William R. Wayland, Jr., Amstar’ chief executive officer and chief financial officer since inception.

Summary Compensation Table

		Annual Compensation			Long Term Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts ($)	Other ($)

Howard Wayland,	2004
Jr.,	YTD	120,000	80,000	0	0	0	0	0
President	8-1-04

Howard Wayland,
Jr.,	2003	0	0	0	0	0	0	0
President

Summary Compensation Table

		Annual Compensation			Long Term Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts ($)	Other ($)

William R	2004
Wayland, Jr., Chief	YTD	18,805	(4)	0	0	0	0	150,000(1)
Financial Officer	8-1-04

William R
Wayland, Jr., Chief	2003	1,652	(4)	0	0	0	0	0
Financial Officer

Dan Canessa,	2004
Senior VP	YTD	29,052	(2)(4)	(1)	0	0	0	0
Mortgage Banking	8-1-04

Dan Canessa,
Senior VP	2003	0	0	0	0	0	0	0
Mortgage Banking

Robert Carter	2004
Senior VP	YTD	36,000	(3)(4)	(2)	0	0	0	0
Affiliated	8-1-04
Branches

Robert Carter,
Senior VP	2003	29,907	0	0	0	0	0	0
Affiliated
Branches

(1)	Represents estimated amounts expected to be paid to Mr. Wayland’s law firm for legal services during the twelve month period.

(2)	Mr. Canessa is paid 0.25% of mortgage banking volume as an annual bonus..

(3)	Mr. Carter is paid 10% of the amounts collected for affiliated branch recruitment and a 5% override on other recruited branches as an annual bonus.

(4)	As determined by the Board of Directors, although no sum has yet been established.

Compensation of Directors

The Company plans to compensate each of its Board of Directors but has not established any policy or amount. Board members typically meet on a monthly basis. We have no standard arrangements under which we will compensate our directors for their services provided to us.

Employment Agreements

The Company has employment agreements which have been filed as an exhibit to this registration statement for a more complete review. Certain aspects of the agreements are summarized here.

Howard Wayland, Jr., Chairman, CEO & President. The employment agreement with Mr. Wayland is three (3) years, commencing on July 1, 2004. The Agreement promises a salary at the rate of $200,000 per annum, three weeks vacation, a director’s fee equal to that paid other directors, a $1,000,000, 15 year term life insurance policy and bonuses to be determined by the Board. The Agreement may be terminated upon thirty days notice and carries a two year covenant not to compete.

Robert Burke Carter, Senior Vice President – Affiliated Branches, Director. The employment agreement with Mr. Carter is for an unspecified term and is terminable upon 14 days prior notice. Under its terms, Mr. Carter is paid a salary of $3,000 per month plus a 10% commission on “branches” that are recruited directly by Robert Carter; a 5% commission on “branches” recruited by others; and a 10% commission on any additional fees earned by the Company. The commissions are payable so long as the branch makes its payments to the Company. Mr. Burke is provided with full health benefits. The Agreement carries an 18 month covenant not to compete.

Dan Canessa, Senior Vice President, Director. The employment agreement with Mr. Canessa is for an unspecified term and is terminable upon 14 days prior notice. Mr. Canessa is compensated under a commission arrangement, ranging from one quarter of one percent for loans under for quarters in which loan volume is less than $4,000,000 and an additional one quarter of one percent for amounts exceeding $4,000,000.

Alvin Terry, Senior Vice President. The employment agreement with Mr. Terry is for an unspecified term and is terminable upon 14 days prior notice. The Agreement calls for Mr. Terry to be paid $2,500.00 per month, plus 25% of the gross profit in the retail lending department.

Each branch manager also signs an Employment Agreement which establishes an Employment at will relationship. Either party may terminate without cause upon thirty days prior notice. The Agreement sets forth the authority of the branch manager to bind the company, prohibits certain deceptive or illegal practices, and establishes the compensation rates to the branch manager. Currently there are three compensation options to the branch managers – flex fee, fixed monthly or fixed fee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

                The accounting firm of Greg Lamb, Certified Public Accountants, audited our financial statements. We have had no changes in or disagreements with our accountants.

FINANCIAL STATEMENTS

Greg Lamb, CPA
2501 Millikin
Arlington, TX 76012

INDEPENDENT AUDITOR’S REPORT

AmStar Mortgage Corporation
Houston, Texas

We have audited the accompanying balance sheets of Amstar Mortgage Corporation as of November 4, 2002, and September 30, 2003 and the related statement of operations and retained earnings, cash flows and analysis of net worth for the period ended September 30, 2003. These financial statements are the responsibility of AmStar Mortgage Corporation. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Generally Accepted Auditing Standards and Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amstar Mortgage Corporation as of November 4, 2002 and September 30, 2003, and the results of its operations and its cash flow and its analysis of net worth for the period ended September 30, 2003 in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in the report are presented for the purposes of additional analysis and are not a required part of the basic financial statements of Amstar Mortgage Corporation. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

Sincerely,

Greg Lamb, CPA
December 11, 2003

AMSTAR MORTGAGE CORPORATION

COMPARATIVE BALANCE SHEETS

AS OF SEPTEMBER 30, 2003 AND APRIL 30, 2004

ASSETS	9/30/2003	4/30/2004 Unaudited

CURRENT ASSETS:

Cash	$240,337	738,662
Restricted Cash	8,645	5,841
Accounts Receivable	71,672	176,104
Total Current Assets	320,654	920,607

FIXED ASSETS

Residential Real Estate	317,318	317,318
Furniture, Fixtures & Office Equipment	63,087	72,108
Automobiles	31,320	55,631
Leasehold Improvements	21,914	41,264
	433,639	486,321
Less Accumulated Depreciation and Amortization	(22,105)	(52,451)

Total Fixed Assets	411,534	433,870

OTHER ASSETS	4,750	4,550

TOTAL ASSETS	$736,938	$1,359,027

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts Payable	$14,825	$24,380
Accrued Liabilitites	191,239	697,597
Current Portion of Long-term Debt	17,970	32,315

Total Current Liabilities	224,034	754,292

NON-CURRENT LIABILITIES

Deferred Tax Liability	2,275	2,772
Long-term Debt, net of current portion	229,048	234,855

TOTAL LIABILITIES	455,357	991,919

STOCKHOLDERS’ EQUITY:

Non-voting preferred stock @ $10.00 par value,
10,000,000 shares authorized and none outstanding.	—	—
Common stock $.0001 par value, 10,000,000 shares
authorized, 10,000 shares issued and outstanding.	1	1
Paid-in-Capital	238,402	238,402
Retained Earnings	43,178	128,705
Total Stockholders’ Equity	281,581	367,108

TOTAL LIABILITES & STOCKHOLDERS’ EQUITY	$736,938	$1,359,027

The accompanying footnotes are an integral part of this financial statement.

AMSTAR MORTGAGE CORPORATION

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2003 AND
SEVEN MONTH PERIODS ENDING APRIL 30, 2003 AND APRIL 30, 2004

		Seven Months Ended April 30,
	9/30/2003	2003 (Unaudited)	2004 (Unaudited)

MORTGAGE ORIGINATION REVENUE	$6,396,052	$1,879,809	$11,797,580

ORIGINATION EXPENSES	225,135	65,405	522,473

GROSS PROFIT	6,170,917	1,814,404	11,275,107

GENERAL AND ADMINISTRATIVE EXPENSES
Employee Compensation & Benefits	2,656,773	1,304,797	4,428,912
General and Administrative Expenses	3,472,712	454,877	6,744,715

OPERATING INCOME	41,432	54,730	101,480

OTHER INCOME & EXPENSES
Other Income	10,510	4,638	4,180
Interest Expense	(1,751)	(8,050)	(13,440)

INCOME BEFORE INCOME TAXES	50,191	59,368	92,220

INCOME TAX (EXPENSE)	(7,013)	(9,134)	(6,693)

NET INCOME	$43,178	$50,234	$85,527

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	10,000	10,000	10,000

NET INCOME PER SHARE	$4.32	$5.02	$8.55

The accompanying notes are an integral part of these financial statements.

AMSTAR MORTGAGE CORPORATION

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED SEPTEMBER 30, 2003
AND THE SEVEN MONTHS ENDED APRIL 30, 2003 & APRIL 30, 2004

		Seven Months Ended April 30,
	9/30/2003	2003 (Unaudited)	2004 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$43,178	$50,234	$85,527
Adjustments to Reconcile Net Income to Net Cash from Operating Activities
Depreciation	22,105	2,917	30,346
Changes in Operating Assets and Liabilities:
Accounts Receivable	(71,672)	(12,051)	(104,432)
Income Tax Receivable
Accounts Payable	14,825	0	9,555
Accrued Liabilities	191,239	51,993	506,358
Increase in Deferred Tax Liability	2,275	0	497
Other Assets	(2,050)	0	200

Net cash applied to operating activities	199,900	93,093	528,051

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) in Property and Equipment	(91,321)	(2,000)	(52,682)
Decrease in Real Estate	302,682	302,682	0
(Decrease) Increase in Notes Payable	(184,422)	(238,940)	20,152

Net Cash Provided by (Used in) Investing Activities	26,939	61,742	(32,530)

CASH FLOWS FROM FINANCING ACTIVITIES
Paid-in-Capital (Net of Draws)	(58,509)	(58,509)	0

NET INCREASE IN CASH	168,330	96,326	495,521

CASH BALANCE, BEGINNING OF YEAR	80,652	80,652	248,982

CASH BALANCE, END OF YEAR	$248,982	$176,978	$744,503

The accompanying footnotes are an integral part of this financial statement.

AMSTAR MORTGAGE CORPORATION

STATEMENTS OF STOCKHOLDER’S EQUITY

FOR THE YEAR ENDED SEPTEMBER 30, 2003 AND
SEVEN MONTH PERIOD ENDED APRIL 30, 2004

	Number of		Paid-In	Retained
	Shares	Amount	Capital	Earnings	Total

BALANCE, SEPTEMBER 30, 2002	—	$—	$—	$—	$—

Issuance of Common Stock for:
Cash	3,600	0	108,352		108,352
Residential Real Estate	6,400	1	170,877		170,878
Net Income				43,178	43,178
Capital Withdrawal	—	—	(40,827)	—	(40,827)

BALANCE, SEPTEMBER 30, 2003	10,000	1	238,402	43,178	281,581

Net Income	—	—	—	85,527	85,527

BALANCE, APRIL 30, 2004 (Unaudited)	10,000	$1	$238,402	$128,705	$367,108

The accompanying notes are an integral part of these consolidated financial statements.

Amstar Mortgage Corporation

Notes to the Financial Statements

September 30, 2003
(Including Amounts Applicable to Unaudited Periods)

1.	Significant Accounting Policies

Business & Organization - Amstar Mortgage Corporation (the “Company”) is a HUD Title II Loan Correspondent principally engaged in the origination of residential mortgage loans. All of these loans originated are sold to financial institutions. The company does not service any loans or participate in multifamily housing programs.

Basis of Presentation - The financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity. The Company’s accounting policies conform to accounting principals generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. The Company maintains its financial records on the accrual method of accounting.

Use of Estimates -The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The most significant of the Company’s estimates is the determination of revenue and expenses to recognize for the branch offices. The branch office revenue recognition is determined on a contractual basis based on one of three options, flat monthly fee, per loan closing fee or a percentage basis. Estimates calculating branch offices’ accrued expenses used in the preparation of these financial statements are considered reasonable and any subsequent differences are not considered material to the financial statements taken as whole.

Cash and Cash Equivalents -The Company considers all highly liquid investments with maturities of three months or less on the date of purchase, to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Property & Equipment - Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred. Expenditures, which extend the physical or economic life of the assets, are capitalized and depreciated. Depreciation is provided using the straight-line method over the estimated useful lives, a five-year period for equipment and property over 27 ½ years. Leasehold improvements are amortized over the life of the lease agreements. The depreciation expense for the fiscal year ended September 30, 2003 and the periods ended April 30, 2003 and 2004 were $22,105, $2,917 and $ 30,346, respectively.

Impairment of Long-lived Assets - The Company routinely evaluates the carrying value of its long-lived assets. The Company would record an impairment loss when events or circumstances indicate that a long-lived asset’s carrying value may not be recovered. These events may include changes in the manner in which we intend to use an asset or decisions to sell an asset. To date, the Company has not recognized any impairment charges.

Revenue Recognition - The Company’s revenue recognition policy is significant because gross income from branch operations is a primary component of its statement of operations. Revenue is recognized as loans are originated. The determination of the amount of revenue to be recognized in connection with the Company’s services is subject to some estimates for accrued income and expenses. However, these amounts can be reasonably estimated any subsequent differences are not considered material to the financial statements taken as whole. The determination of the amount of revenue to be recognized in connection with the Company’s services is dependent on the type of

Amstar Mortgage Corporation

Notes to the Financial Statements

September 30, 2003
(Including Amounts Applicable to Unaudited Periods)

Revenue Recognition (continued) – branch fee arrangement in place with the particular branch closing the loans. Three types of branch fee agreements are in place: “Fixed Fee”, “Flex Fee” and a “Fixed Monthly Fee”. Under the “Fixed Fee” arrangement the Company is realizing $400 for every loan closing. Under the “Flex Fee” arrangement revenue is recognized on a percentage basis 90% to the branch 10% the Company. Under the “Fixed Monthly Fee” arrangement the Company realizing from $1,995 to $2,995 depending on what State a branch is located. Funds are deposited into each respective branch’s bank account as loans are funded. The Company has signatory power along with the respective branch manager over each bank account. Mortgage banking fees are earned from loan placement services rendered by the corporate office and paid by the lender on a monthly basis.

Income Taxes – The Company uses the liability method in accounting for income taxes. Under this method, deferred tax liabilities or assets are determined based on differences between the income tax basis and the financial reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Recent Accounting Pronouncements –

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of FIN 45 are effective for financial statements of periods that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company has adopted the disclosure requirements of FIN 45.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS 148 amends SFAS 123 to provide alternative methods of transition to the SFAS 123 fair value method of accounting for stock -based employee compensation. In addition, SFAS 148 requires disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. As permitted under SFAS 148, the Company adopted the disclosure only provisions of that accounting standard in the third quarter of fiscal year 2003.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate, or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after December 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. As of August 31, 2003, the Company does not have any entities that require disclosure or consolidation as a result of adopting the provisions of FIN 46.

Amstar Mortgage Corporation

Notes to the Financial Statements

September 30, 2003
(Including Amounts Applicable to Unaudited Periods)

Recent Accounting Pronouncements (continued) – (or an asset in some circumstances). In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability

It is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement is not expected to have a significant impact on our financial statements.

2.	Restricted Cash

Restricted Cash consists of customer deposits escrowed in branch account(s). The money is refundable to the customer upon demand.

3.	Accounts Receivable

Accounts Receivable consists of the loan closing fees and mortgage banking fees due to the Company. As the closing fees are primarily paid from funds collected by and disbursed by a title company at closing, no provision for any uncollectible amounts exists. Similarly, the mortgage banking fees receivable, paid by third-party lenders, are not reserved

4.	Income Taxes

The provision for income tax expense for fiscal year-end September 30, 2003 consisted of the following:

Current tax expense:
Federal	$3,538
State	1,200

Total current	$4,738

Deferred tax expense:
Federal	$2,275
State	—

Total deferred	$2,275

Total income tax expense	$7,013

The components of the provision for deferred income taxes, at September 30, 2003 were as follows:

Applicable to:

Differences between revenues and expenses recognized for
federal income tax and financial reporting purposes	$—
Difference in method of computing depreciation for tax
and financial reporting purpose	2,275
$2,275

Provision for income taxes at federal statutory rate was 15.0%. State tax provision, net of federal benefits was 4.5%.

Amstar Mortgage Corporation

Notes to the Financial Statements

September 30, 2003
(Including Amounts Applicable to Unaudited Periods)

5.	Related Party Transactions

In October and December of 2002 the Company’s shareholder contributed real and personal property to the Company with a cost basis of $238,403. No other significant related party transactions have occurred.

6.	Accrued Liabilities

Accrued Liabilities at the respective fiscal year and period-ends consists primarily of amounts due to branches and third parties for branch operations.

7.	Notes Payable

Real estate notes payable are secured by two of the single-family residences. The Tennessee real estate notes payable is in the name of Howard Wayland, Jr. and his spouse. Mr. Wayland is the 100% owner of the Company and this real estate is a rental property.

A summary of long-term debt at April 30, 2004 and September 30, 2003 as follows:

	April 30, 2004	September 30, 2003

Tennessee property – Note payable to a financial
institution, Payable in monthly principal and interest
payments of $1,160 At 7.75% interest amortized
over 30 years.	$153,045	$155,512

Arkansas property – Note payable to a financial
institution, Payable in monthly principal and
interest payments of $379 at 11.6% interest
amortized over 30 years.	$35,356	$36,010

Other notes payable are comprised of equipment
notes payable and auto notes payable	$78,769	$55,496

The aggregate principal payments on long-term debt subsequent to September 30, 2003 are as follows:

2004	$19,640
2005	21,540
2006	7,285
2007	7,858
2008	8,420
Thereafter	182,275

Total	$247,018

Amstar Mortgage Corporation

Notes to the Financial Statements

September 30, 2003
(Including Amounts Applicable to Unaudited Periods)

8.              Lease Commitments

The Company leases office space and equipment for a term of three years beginning August 2003. Other leases commitments, including the branch leases, which are executed and guaranteed by the branch manager individually and exclusively, are on a month-to-month basis. The following is a summary of future commitments:

8.              Lease Commitments (continued) -

2004	$73,180
2005	81,270
2006	83,340
2007	85,500
2008	—
Thereafter	—

Total	$323,290

The rent and lease expense for the and the seven months ending April 30, 2004 fiscal year ending September 30, 2003 and the seven months ending April 30, 2004 are $427,514 and $624,776, respectively.

9.              Adjusted Net Worth Requirement

The Company is subject to regulatory net worth requirements. An FHA computation of Adjusted Net Worth is required for all loan correspondents. The required amount for Amstar Mortgage Corporation is $250,000 and this minimum amount was maintained throughout the audit period.

10.           Significant Concentrations of Credit Risk

The Company maintains its cash balances in financial institutions located primarily in Houston, Texas. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company had cash balances over the FDIC insured amount of $608,666 at April 30, 2004 and $39,786 at September 30, 2003, respectively.

Until _____________, 2004 (40 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary
Risk Factors
Use of Proceeds
Determination of Offering Price
Dilution
Selling Security Holders
Plan of Distribution
Legal Proceedings
Directors & Executive Officers
Security Ownership
Description of Securities
Interests of Named Experts
SEC’s Position on Indemnification
Description of Business
Management’s Discussion & Analysis
Description of Property
Certain Relationships and Related Transactions
Market for Common Stock
Executive Compensation
Financial Statements

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Amstar. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Amstar since such date.

Amstar International, Inc.

1,500,000 Shares
Common Stock
$.001 Par Value

PROSPECTUS

 ____ , 2004

INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

                Amstar International, Inc. shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, including an action involving liability under the Securities Act of 1933, as amended, by reason of the fact that he is or was a director or officer of Amstar International, Inc., or served any other enterprise as director, officer or employee at the request of Amstar International, Inc. The Board of Directors, in its discretion, shall have the power on behalf of Amstar International, Inc. to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of Amstar International, Inc.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by Amstar International, Inc. in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	EXPENSE*
SEC Registration Fee	$1250.98
Blue Sky Fees	$3,300
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses	$8,000
Printing	$5,000
Miscellaneous	$1,000

Total*	$48,550.98

* Estimated Figures

RECENT SALES OF UNREGISTERED SECURITIES

On July 6, 2004 we incorporated Amstar International, Inc. in Nevada. On August 10, 2004, Mr. Wayland exchanged all of the outstanding stock of Amstar Mortgage Corporation for 12,500,000 shares of Amstar International, Inc., effectively making Amstar Mortgage Corporation a wholly owned subsidiary of the Company.

On August 16, 2004, we agreed to issue 100,000 shares of restricted common stock to Charles Barkley, our securities counsel, to partially defray the costs of attorneys fees.

We also agreed to issue 200,000 restricted shares to Donald R. (“Pete”) Monroe or his designees, for financial consulting services. Mr. Monroe has agreed to use his best efforts to render financial services associated with our attempts to have our common stock traded publicly in the future. A copy of the Consulting Agreement with Mr. Monroe has been filed as an exhibit to this registration statement. These services include:

▪ Personal appearances at up to four (4) Amstar events, including lectures, seminars and social events;

▪ Negotiations with prospective transfer agents and negotiation of a transfer agent agreement;

▪ Obtaining CUSIP numbers and assisting with documentation for application for listing on the OTC Bulletin Board;

▪ Discussions with brokers, investment bankers, investment relations persons and other persons regarding Peoplesway and the strategic alliance with Amstar;

▪ Obtaining CIK codes and coordinating EDGAR services;

▪ Other consulting services.

Also, on August 16, 2004, we offered and sold 50,000 shares at a price of $1.00 per share to William R. Wayland, our Chief Financial Officer and a Director, and 150,000 shares at a price of $1.00 to Blue Marble Investment Group.

We believe these were private placements within the meaning of the rules and regulations under the Securities Act. These shares were issued based on the following facts: (1) the issuances were isolated private transaction which did not involve a public offering; (2) there were only four offerees, all of whom are accredited investors as defined by Regulation D (3) the offerees received restricted shares, that may not be resold unless the shares are registered or an exemption from registration is available; (4) the offerees were sophisticated investors. We relied upon the exemptions from registration provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act, and on comparable exemptions under state laws. We believe these exemptions were available because the issuances were made to a de minimus number of sophisticated persons, all of whom are accredited investors, in transactions not involving a public offering.

EXHIBITS

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation
3.2	Bylaws
4.1	Form of Stock Certificate
4.2	Form of Class A Warrant Certificate
4.3	Form of Class B Warrant Certificate
4.4	Warrant Agreement
5	Legal Opinion
10.1	Employment Agreement – Howard Wayland, Jr.
10.2	Employment Agreement – Dan Canessa
10.3	Employment Agreement – Robert Carter
10.4	Form of Employment Agreement – Affiliated Branch – Fixed Fee
10.5	Form of Employment Agreement – Affiliated Branch – Fixed Monthly Fee
10.5	Form of Employment Agreement – Affiliated Branch – Flex Fee
10.6	Consulting Agreement with D. R. Monroe
10.7	Strategic Alliance Agreement with Peoplesway.com, Inc.
21.1	List of Subsidiaries
23.1	Consent of Charles Barkley, Attorney (Included in exhibit 5)
23.2	Consent of Greg Lamb, CPA
99.1	Code of Business Ethics

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.             To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

Include any prospectus required by Section 10(a)(3) of the securities Act of 1933;
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. Include any additional or changed material information on the plan of distribution.

2.             That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.             To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.             In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

                In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, Texas on August 27, 2004.

Amstar International, Inc.

/s/ Howard Wayland, Jr.
By: Howard Wayland, Jr.
By: Howard Wayland, Jr.
Title: President & CEO, Director

Amstar International, Inc.

/s/ William R. Wayland, Jr.
By: William R. Wayland, Jr.
By: William R. Wayland, Jr.
Title: Chief Financial Officer, Director

                In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

/s/ Howard Wayland, Jr.
By: Howard Wayland, Jr.
Title: President and CEO, Director

/s/ William R. Wayland, Jr.
By: William R. Wayland, Jr.
By: William R. Wayland, Jr.
Title: Chief Financial Officer, Director

Date: August _27, 2004.